      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          DURASWITCH INDUSTRIES, INC.
                 (Name of small business issuer in the Charter)

                NEVADA                                  3679                                88-0308867
     (State or Other Jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of Incorporation or Organization)         Classification Code Number)                Identification No.)

                   234 S. EXTENSION ROAD, MESA, ARIZONA 85210
(Address of Principal Place of Business or Intended Principal Place of Business
              and Telephone Number of Principal Executive Offices)
                            ------------------------
                   R. TERREN DUNLAP, CHIEF EXECUTIVE OFFICER
                          DURASWITCH INDUSTRIES, INC.
                             234 S. EXTENSION ROAD
                              MESA, ARIZONA 85210
                                 (480) 833-3131
           (Name, Address, and Telephone Number of Agent for Service)
                             ---------------------
                                   Copies to:

                  P. ROBERT MOYA, ESQ.                                   STEVEN D. PIDGEON, ESQ.
                  MARK K. BRIGGS, ESQ.                                    RICHARD B. STAGG, ESQ.
                  QUARLES & BRADY LLP                                     SNELL & WILMER L.L.P.
            ONE E. CAMELBACK ROAD, SUITE 400                                ONE ARIZONA CENTER
              PHOENIX, ARIZONA 85012-1649                                   400 EAST VAN BUREN
                     (602) 230-5500                                       PHOENIX, ARIZONA 85004
                                                                              (602) 382-6252

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED
       TITLE OF EACH CLASS                 AMOUNT                 MAXIMUM             PROPOSED MAXIMUM             AMOUNT
          OF SECURITIES                    TO BE               OFFERING PRICE            AGGREGATE                   OF
        TO BE REGISTERED               REGISTERED(1)            PER SHARE(2)         OFFERING PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share..........................     2,300,000 shares             $10.00               $23,000,000                $6,394
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION DATED JUNE 4, 1999
PROSPECTUS

                        2,000,000 SHARES OF COMMON STOCK

                       [DURASWITCH INDUSTRIES, INC. LOGO]

     DuraSwitch Industries, Inc. is offering 2,000,000 shares of its common stock. We have applied for our common stock to be listed on the American Stock Exchange under the symbol "DRA." We estimate that the offering price will be between $8.00 and $10.00 per share.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OFFERING                                                  PER SHARE    TOTAL
------------                                                  ---------   -------
Public Price................................................   $          $
                                                               -------    -------
Underwriting Discounts and Commissions......................   $          $
                                                               -------    -------
Proceeds to DuraSwitch......................................   $          $
                                                               -------    -------

     DuraSwitch and one of its stockholders have granted to the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments; 225,734 additional shares from DuraSwitch and 74,266 additional shares from the selling stockholder.

     THE COMMON STOCK IS CURRENTLY TRADED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL "DSWT." THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE OTC BULLETIN BOARD ON JUNE 2, 1999, PRIOR TO OUR ANTICIPATED 4.25 TO 1 REVERSE STOCK SPLIT, WAS $2.25. THE PUBLIC OFFERING PRICE OF THE COMMON STOCK, WHICH REFLECTS THE ANTICIPATED REVERSE STOCK SPLIT, WILL BE DETERMINED BY NEGOTIATIONS WITH THE UNDERWRITERS AND MAY NOT BE INDICATIVE OF THE PRICES THAT PREVAILED ON THE OTC BULLETIN BOARD PRIOR TO THIS OFFERING.

                             [Cruttenden Roth Logo]

               The date of this Prospectus is            , 1999.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Inside Front Cover: The top half of the page shows a detailed view of the DuraSwitch PushGate(TM) components. The bottom half of the page is the table of contents.

Gatefold layout: Pictures arranged around the DuraSwitch logo depicting the different products in which our switches have been incorporated, followed by a close up picture of the switches or ICP next to the product. The captions under each of the products surrounding the DuraSwitch logo read as follows:
"Automotive," "Aeronautical Controls," "Irrigation Systems," "Medical," "Retail," "Restaurant Equipment," "Theme Park Transportation," and "Ship Bridge Controls." The caption under the centered DuraSwitch logo reads "DuraSwitch's products have been custom designed, engineered and manufactured for a wide variety of applications requiring a durable, reliable, low cost switch for slim profile designs that provide excellent tactile feedback." The caption at the bottom of the page will read as follows: "The Best New Product of 1998" in the electrical/electronics category - Design News." The bottom caption will be followed by the award logo.

     DuraSwitch(R), PushGate(TM), Rotor(TM), SnapRotor(TM), Slider(TM), Slammer(TM), DuraSwitch ICP(TM), Touch the Future(R), and DuraSwitch.com(TM) are trademarks of DuraSwitch. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Summary Consolidated Financial Information..................     4
Risk Factors................................................     5
Use of Proceeds.............................................    10
Dilution....................................................    11
Capitalization..............................................    12
Dividend Policy.............................................    12
Selected Financial Data.....................................    13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    14
Business....................................................    20
Management..................................................    31
Security Ownership of Certain Beneficial Owners and
  Management................................................    35
Certain Relationships and Related Transactions..............    35
Underwriting................................................    37
Description of Securities...................................    39
Market for Common Stock and Related Stockholder Matters.....    41
Interest of Named Experts and Counsel.......................    43
Legal Matters...............................................    43
Experts.....................................................    43
Available Information.......................................    43
Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY

     This section summarizes information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, financial statements and the notes to the financial statements. When we refer to "us," "we," "our," "the Company" and "DuraSwitch" in this prospectus, we mean DuraSwitch Industries, Inc., and its consolidated subsidiaries, including its predecessor Total Switch, Inc. Unless we tell you otherwise, the information in this prospectus reflects the 4.25 to 1 reverse stock split that will be effected immediately prior to this offering and assumes no exercise of the underwriters' over-allotment option or the representative's warrant.

                          DURASWITCH INDUSTRIES, INC.

Business:               We design, manufacture and distribute custom electronic
                        switches and integrated controls panels (ICPs) that are used to operate or control products in a wide variety of commercial and consumer applications. Our switches and ICPs are based upon an innovative technology that utilizes a magnetic-based design we developed and patented. We believe this patented technology positions us as the only company capable of providing a durable, reliable, low cost switch that can easily be incorporated into a slim profile, flat panel design without sacrificing the consistent tactile feedback response, or "click," highly desired by end users. In recognition of these capabilities, Design News, a trade magazine widely read by design engineers, named our initial product, the DuraSwitch PushGate, as "The Best
                        New Product of 1998" in the electrical/electronic category.

Market: Electronic switches and ICPs are used in a wide variety of consumer, industrial and agricultural products, such as computers, consumer electronics, mobile phones, consumer appliances, automobiles, fitness equipment, trains, ships, airplanes, tractors, generators, medical devices and consumer food preparation equipment, and represent a multi-billion dollar global market.

Customers:              Since commencing operations in May 1997, we have
                        provided custom-designed solutions for a number of leading companies in a variety of industries. Examples include:

                        - the panels operating the doors of the monorail trains
                          at Disney World;

                        - lawn irrigation systems made by Rain Bird/Clemar
                          Manufacturing Corp.;

                        - boat trolling motors distributed by Johnson Worldwide
                          Associates;

                        - mobile digital phones developed by Ericsson Inc.;

                        - ship bridge radar control systems produced by Raytheon
                          Marine Company;

                        - peripheral controls for computers made by Covid, Inc.;
                          and

                        - restaurant food preparation equipment made by
                          Frymaster and Ram Center, Inc.

Competitive Advantages
  of Our Products:      Our patented magnetic-based technology enables us to
                        make switches and ICPs that:

                        - offer superior durability, enhanced reliability and
                          better value compared to switches utilizing traditional technologies;

                        - can be easily incorporated into flat panel, slim
                          profile designs currently demanded by the market; and

                        - provide the consistent tactile feedback response
                          highly desired by end users.

                        We believe that no switch or ICP relying on competing technologies is capable of providing the unique combination of features offered by DuraSwitch products incorporating our patented technology.

Strategy:               Our objective is to become a leader in the electronic
                        switch and integrated controls panel industries by making DuraSwitch technology the design standard for electronic switches and ICPs. In order to achieve this objective, we intend to pursue the following strategies, among others:

                        - exploit and maintain our patented technology's
                          competitive advantages compared to traditional electro-mechanical and membrane switch technologies;

                        - increase market awareness of our products' patented
                          technological advantages;

                        - leverage our current strategic alliances as well as
                          pursue new strategic alliances and acquisitions to increase market share; and

                        - provide full service design engineering, testing and
                          manufacturing capability to our customers.

     Our executive offices are located at 234 S. Extension Road, Mesa, Arizona 85210. Our telephone number at that location is (480) 833-3131. Our web site address is www.duraswitch.com. Information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered:   2,000,000 shares.

Common stock
  to be outstanding
  after the offering:   7,471,877 shares. This number does not include: (a)
                        113,459 shares issuable upon the exercise of warrants outstanding as of May 15, 1999, all of which were exercisable on that date; nor (b) 726,471 shares issuable upon exercise of outstanding stock options granted under our 1997 and 1999 Stock Option Plans, of which options for 536,942 shares were exercisable as of May 15, 1999. As of that date, the weighted average exercise price of all outstanding options was $11.47 per share and the weighted average exercise price of all outstanding warrants was $2.73 per share. See
                        "Description of Securities -- Warrants and Options" and
                        "Management -- Stock Option Plans."

Over-allotment option:  Up to 300,000 shares, 225,734 from DuraSwitch and 74,266 from a selling stockholder. If the underwriters exercise the over-allotment option in full, the total public
                        price will be $          , the total underwriting
                        discounts will be $          , and DuraSwitch will
                        receive total proceeds of $          .

Proposed AMEX symbol:   "DRA"

Use of proceeds:        Research and development, capital equipment acquisition,
                        expansion of sales and marketing efforts, repayment of indebtedness, acquisitions and working capital. See "Use of Proceeds."

Risk factors:           For a discussion of certain risks you should consider
                        before investing, see "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               THREE MONTHS
                                                                                                  ENDED
                                            PERIOD FROM MAY 1, 1997                             MARCH 31,
                                            (DATE OF INCEPTION) TO         YEAR ENDED        ----------------
                                               DECEMBER 31, 1997      DECEMBER 31, 1998(1)   1998(1)    1999
                                            -----------------------   --------------------   -------   ------
                                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.................................          $    6                  $ 1,355          $  308    $  468
Gross profit (loss).......................              (1)                      55              25         4
Loss from operations......................            (453)                 ( 1,549)           (289)     (468)
Net loss..................................            (449)                 ( 1,599)           (293)     (450)
Non-cash discount(2)......................              --                     (740)             --        --
Net loss attributable to common
  stockholders............................          $ (449)                 $(2,339)         $ (293)   $ (450)
Net loss per common share, basic and
  diluted.................................          $(0.12)                 $ (0.55)         $(0.07)   $(0.09)
Weighted average common shares
  outstanding, basic and diluted..........           3,787                    4,269           4,217     5,073

                                                                 MARCH 31, 1999 (UNAUDITED)
                                                          ----------------------------------------
                                                                                      PRO FORMA
                                                          ACTUAL    PRO FORMA(3)    AS ADJUSTED(4)
                                                          ------    ------------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................  $  412       $  662          $15,729
Working capital.........................................     238          591           15,698
Total assets............................................   2,391        2,641           17,708
Long-term debt, net of current portion..................     184          184               90
Total stockholders' equity..............................   1,119        1,472           16,672

---------------
(1) Includes the results of operations of Aztec Industries, Inc. since our acquisition of Aztec on January 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Prior to January 31, 1998, we were a development stage company.

(2) A non-cash charge of $740,000 was incurred in connection with a beneficial conversion feature relating to the sale of convertible preferred stock on June 29, 1998. See Note 11 in Notes to the Consolidated Financial Statements of DuraSwitch included elsewhere in this prospectus.

(3) Pro Forma gives effect to the April 1999 exercise of warrants to purchase 252,155 shares of common stock in exchange for $250,000 in cash, cancellation of a note payable of $102,737 and our acceptance of a short term promissory note in the amount of $147,263.

(4) Pro Forma As Adjusted reflects the sale of the 2,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated offering expenses and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus before buying shares of our common stock.

WE ARE AN EARLY STAGE COMPANY AND ARE NOT CERTAIN WHETHER WE WILL BECOME PROFITABLE

     We have not made a profit since beginning operations in May 1997, and we are not certain whether we will ever become profitable. In order to become profitable, we must, among other things, achieve sufficient sales to cover our operating costs. To increase sales, we must increase market awareness of our products, further develop distribution channels and hire and retain key sales representatives. Our failure to accomplish these objectives would have a material adverse effect upon our business, financial condition and results of operations.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR STRATEGY AND FORECAST OUR OPERATING RESULTS

     We have a limited operating history which makes it difficult to evaluate our strategy and forecast our operating results. We cannot assure you that our business strategy will be successful. Our net revenue in any given period is difficult to forecast because it is dependent largely upon the timing of product purchases by our customers. Although we have secured numerous purchase orders for prototypes and production models of our products, our customers are not required to make subsequent purchases and the timing of any future purchases may vary significantly from quarter to quarter until we establish a larger customer base.

FAILURE OF OUR PRODUCTS TO ACHIEVE WIDESPREAD COMMERCIAL ACCEPTANCE WILL HINDER OUR GROWTH

     We have not yet proven conclusively that our products will achieve widespread acceptance in the market. Our failure to achieve widespread market acceptance for our products in a timely manner would have a material adverse effect on our business, financial condition and results of operations. For our products to achieve widespread commercial acceptance, we must establish that:

     - products using our patented technology will comply with error rates that are acceptable for market applications;

     - our products can be successfully produced at a reasonable cost;

     - our products will continue to perform reliably in the field with an acceptable useful life; and

     - customers and end users will continue to demand our products.

     It is difficult this early in the market cycle to accurately predict the level of market acceptance our products will achieve. There can be no assurance that we will market our products successfully.

LOSS OF ONE OF OUR PRINCIPAL CUSTOMERS COULD SIGNIFICANTLY DECREASE OUR REVENUES

     Over 50% of our net sales in the fiscal year ended December 31, 1998 were generated from sales to 13 accounts, including one account which constituted over 11% of our net sales. We do not expect that these customers will account for significant product sales in 1999, although we anticipate that one current customer and several prospective customers will account for a significant percentage of our sales for the balance of 1999. There can be no assurance, however, that our current significant customer will order as much product in 1999 as we anticipate or that any of our prospective customers will order any products. A reduction in orders from any principal customers or a failure to receive significant purchase commitments from prospective customers could hinder our anticipated growth and may have a material adverse effect on our business, financial condition and results of operations.

INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY DIMINISH OUR COMPETITIVE TECHNOLOGICAL ADVANTAGES

     Our success depends, in large part, on our ability to protect our technology through United States and foreign patents, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We may be unable to secure patents for all of our products and processes. In addition, the issuance of patent protection for all our products may not afford us sufficient protection from competitors that develop similar or superior technologies.

     As we take our products to market, we could encounter unanticipated patent barriers. A patent search will not disclose applications that are currently pending in the United States Patent Office, and there could be one or more such pending applications that would take precedence over one of our applications. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the U.S. Accordingly, there can be no assurance that we will be able to protect our proprietary technology against unauthorized copying or use. We may have to engage in litigation to enforce our proprietary rights, to determine the validity and scope of our proprietary rights or to defend or assert claims of infringement. Any litigation or failure to protect our proprietary rights could have a material adverse effect upon our business, financial condition and results of operations.

WE MAY BE UNABLE TO MANAGE EXPANSION OF OUR OPERATIONS EFFECTIVELY

     Our anticipated expansion may significantly strain our management and manufacturing capabilities, and our subcontractors' resources. To manage growth effectively, we must continue to enhance our operational, financial and management systems, successfully manage our quality assurance program, and expand, train and manage our employee base. Due to the custom nature of our products and the level of technical and design engineering expertise necessary to support our customers, there may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for us to hire those persons. There can be no assurance that we will be able to manage our expansion effectively. Any failure to effectively manage our anticipated future growth could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION MAY PREVENT US FROM GAINING SIGNIFICANT MARKET SHARE

     The market for products similar to ours is highly competitive and well established. We face competition from over 125 companies in the electro-mechanical switch market and a substantial number of membrane switch and integrated controls panel manufacturing companies in their respective markets. Many of our competitors have established products, high name recognition, and significantly greater resources than ours. Our competitors' long term relationships with their customers along with OEMs' reluctance to try our new switch technology could also result in our inability to achieve sufficient sales. We also may encounter difficulties in convincing potential customers to change over to our new technology because they may be required to incur additional engineering and tooling costs. Direct and indirect competition could materially and adversely affect our revenues and profitability through pricing pressure and loss of sales.

     In addition, it may be possible for one of our competitors to develop technology that is superior to ours, which could adversely affect our competitive position. Our failure to compete successfully would have a material adverse effect on our business, financial condition and results of operations.

LOSS OF A KEY EXECUTIVE OFFICER COULD NEGATIVELY IMPACT OUR OPERATIONS

     Our success depends on the efforts of R. Terren Dunlap, Chief Executive Officer and Chairman of the Board, and Anthony J. Van Zeeland, Chief Operating Officer/Executive Vice President of Engineering and the inventor of our patented technology. In particular, Mr. Van Zeeland has been the key individual responsible for developing solutions to the design challenges presented by our customers. We believe our relationships with these individuals are good. However, we cannot ensure that the services of these individuals will continue to be available to us in the future. Although we have obtained "key man" life insurance with DuraSwitch as beneficiary, if we lose either of these individuals and cannot find adequate replacements, there would be a material adverse effect on our business, financial condition and results of operations. See "Management."

MANAGEMENT WILL BE ENTITLED TO A SIGNIFICANT PORTION OF OUR PRE-TAX PROFITS

     Under employment agreements with our three principal officers, we will pay approximately 15% of our pre-tax profits to them as bonuses. In addition, we have agreed to pay 1.1% of invoiced sales to an entity controlled by two of these officers in exchange for intellectual property consulting services. These payments will reduce amounts available to operate our business and will reduce our earnings.

LACK OF AN ACTIVE TRADING MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE

     There is limited trading in our common stock on the OTC Bulletin Board, which is traded pursuant to Rule 15c2-11 under the Securities Exchange Act of 1934. Immediately prior to this offering, we will effect a 4.25 to 1 reverse stock split. Although our common stock will be listed on the American Stock Exchange upon completion of this offering, there is no assurance that an active trading market will develop or be sustained. The public offering price of the common stock will be determined by negotiations between us and the underwriters rather than the market prices that prevailed prior to this offering, and may not be indicative of the prices that may prevail in the public market following the offering. Therefore, the market price of our common stock might decline below the public offering price. Also, the trading price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, regulatory actions, developments in the electronic switch industry, the condition of the overall stock market or general economic conditions. See "Underwriting."

WE MAY INCUR UNEXPECTED EXPENSES DUE TO PRODUCT DEFECTS

     New products frequently contain undetected defects when introduced in the marketplace. Although we are not presently aware of any defects that would materially and adversely affect our products' performance, there can be no assurance that our products will not experience defects in the future. If we detect product defects, we may be forced to suspend or delay shipments, make expensive and time consuming design modifications, recall previously shipped products, absorb service and warranty costs, experience unfavorable publicity, or experience strained relationships with distributors, customers and strategic partners. These difficulties could have a material adverse effect on our business, financial condition and results of operations.

INABILITY TO SECURE FAVORABLE LICENSING AGREEMENTS COULD NEGATIVELY IMPACT OUR GROWTH

     In order to promote widespread market acceptance of our products, we intend to license our technology to other electronic switch or ICP manufacturers under terms which are favorable to us. However, we may be unable to enter into any favorable licensing agreements with other manufacturers. Our inability to secure favorable licensing agreements could negatively impact our anticipated growth and may materially and adversely affect our business, financial condition and results of operations.

OUR PURSUIT OF STRATEGIC ALLIANCES AND ACQUISITIONS MAY HAVE UNINTENDED NEGATIVE CONSEQUENCES

     We intend to consider acquisitions of and strategic alliances with other companies in our industry that could complement our business. There can be no assurance that suitable acquisition or alliance candidates can be identified or, if identified, that we will be able to consummate such transactions. Further, there can be no assurance that we will be able to integrate successfully any acquired companies into our existing operations, which could increase our operating expenses. Moreover, any acquisition by us may result in potentially dilutive issuances of equity securities, incurrence of additional debt and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect our profitability. Acquisitions and strategic alliances involve numerous risks, such as diverting attention of our management from other business concerns, our entrance into markets in which we have no or only limited experience and the potential loss of key employees of the acquired company, any of which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY ALLOCATE A SIGNIFICANT PORTION OF THE PROCEEDS OF THIS OFFERING TO UNSPECIFIED USES

     Over 60% of the net proceeds of this offering are not committed to specific uses identified in this prospectus and will be available for general corporate purposes including working capital or future acquisitions. Accordingly, we will have broad discretion in using the net proceeds of this offering and you will not have an opportunity to evaluate the relative merits of those unspecified uses prior to your investment. See "Use of Proceeds."

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE TO IMPLEMENT OUR LONG TERM BUSINESS PLAN

     We may not be able to fully implement our long term business plan with only the net proceeds from this offering. We may need additional equity or debt financing, collaborative arrangements with corporate partners, or funds from other sources for these purposes. Additional financings may be dilutive to our stockholders or may require us to relinquish rights to certain of our technologies or products. We may have difficulty obtaining these funds on acceptable terms, if at all. If we cannot obtain adequate funds from operations or additional sources of financing, we may experience operational difficulties and delays due to a lack of working capital and, as a result, our business, financial condition and results of operations will be materially and adversely affected.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE ANY POTENTIAL INTERNATIONAL OPERATIONS

     To the extent our products or raw materials are purchased from, or manufactured or assembled by, our overseas suppliers, we are subject to the general risks of conducting business internationally, including:

     - unexpected changes in regulatory requirements;

     - fluctuations in currency exchange rates;

     - tariffs and other barriers and restrictions;

     - potentially adverse tax consequences; and

     - the burdens of complying with a variety of foreign laws.

     In addition, our international operations will be subject to international political and economic instability and changes in diplomatic and trade relationships. These factors may force us to find more costly or less desirable alternative sources for products, services or raw materials, which could materially and adversely impact our business, financial condition and results of operations in the future or require us to modify our business practices.

PRODUCT LIABILITY CLAIMS MAY INCREASE OUR COSTS OF DOING BUSINESS

     Designing, testing, manufacturing, marketing and sale of our products entail an inherent risk of product liability claims. Although we currently have product liability insurance coverage of $2 million, product liability insurance coverage can be expensive, difficult to obtain and may not be available on acceptable terms, if at all, in the future. Product liability insurance coverage might not be adequate to cover our costs of responding to product liability claims, even ones without merit. Therefore, product liability claims could materially and adversely affect our business, financial condition, or results of operations.

WE MAY LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR COMPUTER SOFTWARE OR SYSTEMS, OR THOSE OF MATERIAL THIRD PARTIES, ARE NOT YEAR 2000 COMPLIANT

     Our business depends on the operation of systems that could potentially be impacted by Year 2000 related problems. We have conducted an internal review and believe our computer software and systems are Year 2000 compliant. We are in the process of contacting key suppliers regarding their Year 2000 readiness. We are also developing contingency plans for third party and internal failures related to the Year 2000 issue. However, we may incur material unanticipated expenses to remedy any problems caused by the Year 2000 related failures of our or third parties' information or other systems. The incurrence of these expenses could have a material adverse effect on our business, financial condition and results of operation.

STOCKHOLDERS WHO ACQUIRE COMMON STOCK IN THIS OFFERING WILL NOT BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE AS MINORITY STOCKHOLDERS

     Following the completion of this offering, our executive officers and directors will own approximately 49% of the outstanding common stock, including shares of common stock subject to options and warrants. Accordingly, as a group, our executive officers and directors will have significant influence over electing directors to our Board, approving matters requiring stockholder approval and our general affairs. This concentration of ownership could delay or prevent a change of control that minority stockholders may believe is in their best interests.

SOME PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DETER A CHANGE IN CONTROL, EVEN IF SUCH CHANGE IN CONTROL WOULD BE BENEFICIAL TO STOCKHOLDERS

     Our Articles of Incorporation and Bylaws empower our Board of Directors, without approval of the stockholders, to fix the rights and preferences of, and to issue, shares of preferred stock. The Articles do not provide for cumulative voting for election of directors. In addition, our Bylaws provide for a staggered board. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management, including transactions in which stockholders might otherwise receive a premium for their shares over market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

FORWARD-LOOKING STATEMENTS MAY BE UNRELIABLE

     This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in these documents include, but are not necessarily limited to, those relating to our:

     - intention to further penetrate the switch and integrated controls panel markets;

     - ability to carry out our business strategy;

     - objective to establish DuraSwitch technology as the design standard in the electronic switch and ICP industries;

     - estimates of the size and anticipated growth in the switch and integrated controls panel markets;

     - success in developing new or enhanced products to take advantage of market opportunities or to respond to competition;

     - ability to complete any future acquisitions of products or businesses;

     - achieving Year 2000 compliance or the impact on us of any third party's Year 2000 compliance; and

     - ability to protect our intellectual property.

     When you consider the forward-looking statements in this prospectus, you should keep in mind the information located in this section and elsewhere in this prospectus because the risks discussed in that cautionary information, among others, could cause our actual results to be worse than those described in any forward-looking statements.

                                USE OF PROCEEDS

     Assuming a public offering price of $9.00 per share, we estimate that we will receive $15,200,000 in net proceeds from this offering ($16,967,497 if the over-allotment option is exercised in full) after deducting the estimated underwriting discounts and offering expenses. We anticipate using the net proceeds from this offering as follows:

APPLICATION OF NET PROCEEDS                                   APPROXIMATE AMOUNT    PERCENTAGE
---------------------------                                   ------------------    ----------
Research and development....................................     $ 2,000,000           13.2%
Capital equipment acquisition...............................       2,000,000           13.2%
Sales and marketing.........................................       1,700,000           11.1%
Repayment of indebtedness...................................         333,000            2.2%
General corporate and working capital purposes, including
  possible acquisitions of and investments in competing or
  complementary businesses and technologies.................       9,167,000           60.3%
                                                                 -----------          -----
          Total.............................................     $15,200,000          100.0%
                                                                 ===========          =====

We anticipate using the net proceeds from this offering to:

     - fund engineering, tooling, and testing equipment related to research and development of additional switch and integrated controls panel configurations using our patented technology as well as refinements and patentable design variations as new applications are developed;

     - expand our manufacturing capability through capital equipment purchases for manufacturing cells dedicated to high-volume customers;

     - expand our sales and marketing efforts, including increasing awareness of our products' competitive advantages, enhancing our presence on the Internet, and hiring more regional sales managers to support our independent sales representative firms in the United States; and

     - repay approximately $133,000 of outstanding debt, which bears interest at an annual rate of 13.2% and is due March 31, 2002, and $200,000 we borrowed from certain stockholders on April 30, 1999, which bears interest at an annual rate of 10% and is due July 1, 2000.

     We will use the balance of the net proceeds of this offering for working capital and general corporate purposes. The amounts actually expended on any particular project may vary significantly from our current plans, particularly given our early stage of operations. We may use a portion of the proceeds from the offering for possible acquisitions of, or investments in, companies that expand, complement or are otherwise related to our current business. We have no current plans, agreements or commitments with respect to any acquisitions of, or investments in, other companies. Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                    DILUTION

     Our net tangible book value on a pro forma basis as of March 31, 1999 was $721,536 or $0.13 per share of common stock, adjusted for the subsequent exercise of warrants for 252,155 shares of common stock, which increased our net tangible book value by $352,737. Net tangible book value per share is determined by dividing net tangible book value (total tangible assets less total liabilities on a pro forma basis) by the total number of outstanding shares of common stock on a pro forma basis. Without taking into account any other changes in our net tangible book value subsequent to March 31, 1999, other than to give effect to the sale of the 2,000,000 shares of common stock offered hereby (at an assumed public offering price of $9.00 per share) and the receipt of the estimated net proceeds therefrom (after deducting the estimated underwriting discounts and other estimated expenses of this offering), our pro forma net tangible book value as of March 31, 1999 would have been $15,921,536 or $2.13 per share. This represents an immediate increase in net tangible book value of $15,200,000 or $2.00 per share to existing holders of common stock and an immediate dilution (i.e., the difference between the offering price and the net tangible book value after this offering) to new investors purchasing shares of common stock in this offering of $6.87 per share. The following table illustrates the per share dilution to new investors purchasing shares of common stock in this offering:

Assumed public offering price per share.....................           $9.00
  Pro forma net tangible book value per share before
     offering...............................................  $0.13
  Increase in net tangible book value per share attributable to new investors.......................................  $2.00
Pro forma net tangible book value per share after
  offering..................................................           $2.13
                                                                       -----
Per share dilution to new investors.........................           $6.87
                                                                       =====

     The following table summarizes on a pro forma basis as of March 31, 1999 (as adjusted for the exercise of the warrants to purchase 252,155 shares of common stock described above), the number of shares of common stock purchased, the percentage of total cash consideration paid, and the average price per share paid by present stockholders and by investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and other estimated expenses of this offering).

                                      SHARES PURCHASED(1)           CASH CONSIDERATION PAID(1)
                                      --------------------    ---------------------------------------
                                                                                        AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                      ---------    -------    -----------    -------    -------------
Existing stockholders...............  5,471,877      73.2%    $ 4,873,291      21.3%        $0.89
New investors.......................  2,000,000      26.8%    $18,000,000      78.7%        $9.00
                                      ---------     -----     -----------     -----
          Total.....................  7,471,877     100.0%    $22,873,291     100.0%
                                      =========     =====     ===========     =====

---------------
(1) Excludes (i) 113,459 shares of common stock issuable upon the exercise of warrants outstanding as of May 15, 1999 at a weighted average price of $2.73 per share, all of which were exercisable, (ii) 726,471 shares of common stock issuable upon exercise of options outstanding as of May 15, 1999 at a weighted average exercise price of $11.47 per share, of which options for 536,942 shares were exercisable, and (iii) up to 300,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option. The exercise of such options and warrants could result in further dilution to new investors. See "Capitalization," "Description of Securities -- Warrants and Options" and "Management -- Stock Option Plans."

                                 CAPITALIZATION

     The following table sets forth the capitalization of DuraSwitch as of March 31, 1999. The table also reflects the 4.25 to 1 reverse stock split effective immediately prior to the completion of this offering. This table should be read in conjunction with our Consolidated Financial Statements and the related Notes included with this prospectus together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                    MARCH 31, 1999
                                                     ---------------------------------------------
                                                                                      PRO FORMA
                                                       ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                     -----------    ------------    --------------
Long-term debt.....................................  $   183,560    $   183,560      $    89,690
                                                     -----------    -----------      -----------
Stockholders' equity:
  Preferred stock, $0.001 par value; 10,000,000
     shares authorized; no shares issued or
     outstanding...................................           --             --               --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 5,219,722 shares issued and
     outstanding, actual; 5,471,877 shares issued
     and outstanding, pro forma; 7,471,877 shares
     issued and outstanding, as adjusted(1)........        5,220          5,472            7,472
  Additional paid in capital.......................    4,502,432      5,002,180       20,200,180
  Accumulated deficit..............................   (3,238,630)    (3,238,630)      (3,238,630)
  Stock subscription receivable....................     (150,000)      (150,000)        (150,000)
  Promissory note receivable.......................           --       (147,263)        (147,263)
                                                     -----------    -----------      -----------
  Total stockholders' equity.......................    1,119,022      1,471,759       16,671,759
                                                     -----------    -----------      -----------
     Total capitalization..........................  $ 1,302,582    $ 1,655,319      $16,761,449
                                                     ===========    ===========      ===========

---------------
(1) Excludes 113,459 shares of common stock issuable upon the exercise of warrants outstanding as of May 15, 1999 at a weighted average price of $2.73 per share, all of which were exercisable, and 726,471 shares of common stock issuable upon exercise of options outstanding as of May 15, 1999 at a weighted average exercise price of $11.47 per share, of which options for 536,942 shares were exercisable. Also excludes 206,353 shares of common stock reserved for future issuance pursuant to our 1999 Stock Option Plan. See "Description of Securities -- Warrants and Options,"
    "Management -- Stock Option Plans."

(2) Pro Forma gives effect to the April 1999 exercise of warrants to purchase 252,155 shares of common stock for $250,000 in cash, cancellation of a note payable in the amount of $102,737 and acceptance of a short term promissory note in the amount of $147,263.

(3) Pro Forma As Adjusted reflects the sale of the 2,000,000 shares of common stock offered hereby at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated offering expenses and the application of the estimated net proceeds therefrom.

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock. We intend to retain all future earnings to fund the operation of our business and, therefore, do not anticipate paying cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from our audited 1997 and 1998 Consolidated Financial Statements and unaudited 1998 and 1999 interim Consolidated Financial Statements and does not provide all of the information contained in our financial statements and the related notes. Our unaudited 1998 and 1999 interim Consolidated Financial Statements, in the opinion of our management, reflect all adjustments, including only normal recurring adjustments, that we consider necessary for fair presentation of our consolidated financial position and results of operations for these periods. You should read this financial information in conjunction with the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus, together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        PERIOD FROM                        THREE MONTHS
                                                        MAY 1, 1997                           ENDED
                                                    (DATE OF INCEPTION)    YEAR ENDED       MARCH 31,
                                                      TO DECEMBER 31,     DECEMBER 31,   ----------------
                                                           1997             1998(1)      1998(1)    1999
                                                    -------------------   ------------   -------   ------
                                                                                           (UNAUDITED)
                                                                       (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales.........................................        $    6            $ 1,355      $  308    $  468
Cost of goods sold................................            (7)            (1,300)       (283)     (464)
                                                          ------            -------      ------    ------
Gross profit (loss)...............................            (1)                55          25         4
Selling, general and administrative expenses......          (310)            (1,195)       (210)     (367)
Research and development..........................          (142)              (409)       (104)     (105)
                                                          ------            -------      ------    ------
Loss from operations..............................          (453)            (1,549)       (289)     (468)
Other income (expense)............................             4                (50)         (4)       18
                                                          ------            -------      ------    ------
Net loss..........................................          (449)            (1,599)       (293)     (450)
Non-cash discount(2)..............................            --               (740)         --        --
                                                          ------            -------      ------    ------
Net loss attributable to common stockholders......        $ (449)           $(2,339)     $ (293)   $ (450)
                                                          ======            =======      ======    ======
Net loss per common share, basic and diluted......        $(0.12)           $( 0.55)     $(0.07)   $(0.09)
Weighted average common shares outstanding, basic
  and diluted.....................................         3,787              4,269       4,217     5,073
                                                          ======            =======      ======    ======

                                                          DECEMBER 31,         MARCH 31, 1999
                                                         --------------    ----------------------
                                                         1997     1998     ACTUAL    PRO FORMA(3)
                                                         ----    ------    ------    ------------
                                                                                (UNAUDITED)
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $236    $  144    $  412       $  662
Working capital (deficit)..............................   203       (26)      238          591
Total assets...........................................   380     1,528     2,391        2,641
Long-term debt.........................................     0       158       184          184
Total stockholders' equity.............................   324       752     1,119        1,472

---------------
(1) Includes the results of operations of Aztec Industries, Inc. since our acquisition of Aztec on January 31, 1998. Prior to January 31, 1998, we were a development stage company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) A non-cash charge of $740,000 was incurred in connection with a beneficial conversion feature relating to the sale of convertible preferred stock on June 29, 1998. See Note 11 in Notes to the Consolidated Financial Statements of DuraSwitch included elsewhere in this prospectus.

(3) Pro Forma gives effect to the April 1999 exercise of warrants to purchase 252,155 shares of common stock in exchange for $250,000 in cash, cancellation of a note payable of $102,737 and acceptance of a short term promissory note in the amount of $147,263.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus. This prospectus, including the following discussion, contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this prospectus.

GENERAL

     We develop, manufacture, and distribute a new, patented electronic switch based on magnetic technology. Using this unique technology, we produce custom switches and integrated controls panels ("ICPs"). By producing a more durable, reliable and inexpensive solution to the long-standing problem of designing a switch that produces consistent tactile feedback and can be integrated into a flat-panel design, we intend to expand the introduction of our patented technology in the multi-billion dollar electronic switch and ICP industries.

     We were incorporated on May 1, 1997 as "Total Switch, Inc." In order to use stock to acquire other businesses necessary for our growth, we combined with SOS International, Inc., an inactive publicly traded company, on December 31, 1997. SOS had nominal assets and no liabilities on the date of the acquisition. Under a stock exchange agreement, SOS changed its name to "DuraSwitch Industries, Inc." and acquired all of Total Switch's stock in exchange for approximately 85% of SOS's outstanding common stock. As a result of this transaction, Total Switch became a wholly-owned subsidiary of DuraSwitch, and Total Switch's former stockholders acquired a controlling interest in DuraSwitch.

     During the period from May 1, 1997 (date of inception) to December 31, 1997, we focused on developing our patented technology, financing our operations through private equity issuances, and searching for an acquisition candidate that had an existing customer base, sales network and relevant manufacturing capability.

     On January 31, 1998, we acquired Aztec Industries, Inc., a membrane switch manufacturing and graphics printing firm, in exchange for 70,588 shares of our common stock and the cancellation of approximately $60,000 of loans we made previously to Aztec. As a result of this acquisition, we acquired an established infrastructure of technical design and manufacturing personnel, customer contacts and manufacturing capabilities sufficient to support a significant increase in our sales.

     We generate revenues primarily from the design, development, production and sale of our switches and ICPs. Because we typically custom design switches and ICPs to meet a specific customer's needs, we initially charge our customer for non-recurring engineering and tooling costs related to the new design. If the new design meets specifications and the customer decides to proceed to the prototype stage, we typically charge the customer for producing limited quantities of the new product. Finally, if the customer proceeds to full production of the product utilizing our switch or ICP, the customer will order the desired quantity of product. In the future, we intend to generate additional revenues through licensing our technology to other companies in the switch industry from which we expect to receive a percentage of the revenues derived from sales of products utilizing our switches and ICPs.

     The majority of our net sales reported for the year ended December 31, 1998 were related to sales of membrane switches and graphic printing products to existing customers. In addition, because our operations in 1998 were devoted primarily to design engineering and creating DuraSwitch technology prototypes for new customers, we did not generate significant sales from production purchase orders during 1998. However, in the process of engineering and creating prototype switches for several customers, we have since received production purchase orders for delivery during 1999 and 2000. At April 30, 1999, we had approximately $2.2 million of purchase orders outstanding.

     The principal elements comprising our cost of sales are raw and packaging materials, labor (engineering and assembly), and manufacturing overhead. The major raw materials used in the manufacture of our products include magnets, stamped metal, plastics and conductive inks. Costs related to engineering design work performed for customers and prototype models sold to customers are charged to cost of goods sold. Costs of sales are affected by the efficiency of production methods and utilization of manufacturing capacity, areas in which we have significant experience.

     Our research and development expenses are comprised mainly of labor and leased equipment costs. Our selling, general and administrative expenses are comprised mainly of labor costs associated with our sales and administrative personnel and costs associated with our facilities.

     We are in the early stage of operations and, as a result, the relationship between net sales, cost of goods sold, and operating expenses reflected in the financial information included in this prospectus may not represent future expected financial relationships. Much of our cost of goods sold and operating expenses are relatively fixed costs. We expect that these expenses will increase if net sales and transaction volumes increase, but at a slower rate of growth than the corresponding sales increase. Given our current stage of operations and relatively short operating history, we do not believe period to period comparisons of results of operations are meaningful.

MATTERS AFFECTING COMPARABILITY

     For the quarter ended March 31, 1998 and year ended December 31, 1998, our financial results include Aztec's results of operations since the acquisition date of January 31, 1998.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

       NET SALES. Net sales increased $159,366 or 52% from $308,248 in the three months ended March 31, 1998 (the "1998 Period") to $467,614 in the three months ended March 31, 1999 (the "1999 Period"). The significant increase was primarily due to a low level of sales during the quarter ended March 31, 1998, which consisted of only two months of consolidated operations compared to three months of consolidated operations in the quarter ended March 31, 1999. Sales during the 1998 Period were attributable primarily to sales of membrane type switches and graphic printing services provided to Aztec customers. During 1998, using Aztec's sales and manufacturing capabilities, we began marketing our patented technology and producing prototypes of custom-designed switches and ICPs. During the 1999 Period, a majority of net sales represented sales of new switches and ICPs relying on our patented technology rather than older membrane switch technology.

       COST OF GOODS SOLD. Cost of goods sold increased $180,115, or 64%, from $283,602 in the 1998 Period to $463,717 in the 1999 Period. As a percentage of net sales, cost of goods sold increased from 92% in the 1998 Period to 99% in the 1999 Period primarily due to increased manufacturing overhead and application engineering costs related to developing an infrastructure to accommodate anticipated increased sales volumes of new products using our patented technology.

       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $157,063 from $209,876 or 68% of net sales in the 1998 Period to $366,939 or 78% of net sales in the 1999 Period. The increase in selling, general and administrative expenses was directly related to building an infrastructure to accommodate anticipated sales and production growth, including an increase in personnel and occupancy costs relating to additional manufacturing and office space in 1999.

       RESEARCH AND DEVELOPMENT. Research and development costs for the 1998 Period were fairly constant at $104,062 versus $104,634 in the 1999 Period. Research and development expenses have remained fairly constant because our engineering staff has not grown in the past year. We do not expect prior levels of research and development expenses to be indicative of research and development expenses for future periods, which we expect to increase substantially.

       LOSS FROM OPERATIONS. As a result of the factors described above, loss from operations was $289,292 in the 1998 Period compared to a loss of $467,676 in the 1999 Period.

       OTHER INCOME/EXPENSE. We had other expenses for the 1998 Period of $4,204 compared to other income of $17,560 for the 1999 Period. Other expenses in the 1998 Period consisted primarily of interest expense relating to notes payable and capital equipment leases assumed in the Aztec acquisition. During the 1999 Period, other income was related primarily to a gain on equipment sold.

PERIOD FROM MAY 1, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

       NET SALES. Net sales increased $1,349,028 from $5,762 in fiscal 1997 (period from May 1, 1997 to December 31, 1997) to $1,354,790 in 1998. The significant increase in sales was primarily a result of our transition from a start-up company to an operating company during that period. We ceased to be classified as a start-up company and became an operating company when we acquired Aztec on January 31, 1998. Over 50% of our net sales in 1998 were generated from 13 accounts, including one account which constituted over 11% of our net sales.

       COST OF GOODS SOLD. Cost of goods sold increased $1,293,573 from $6,617 in fiscal 1997 to $1,300,190 in 1998. The significant increase in cost of goods sold was primarily a result of our transition from a start-up company to an operating company as described above.

       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $309,951 in fiscal 1997 to $1,194,905 in 1998. The increase in 1998 was primarily a result of our transition during that period from a start-up company to an operating company as described above. During fiscal 1997, we also incurred lower occupancy and personnel related expenses because the fiscal year consisted of only eight months.

       RESEARCH AND DEVELOPMENT. Research and development expenses increased from $142,550 in fiscal 1997 to $409,425 in 1998, an increase of $266,875 or
187%. During fiscal 1997, we incurred research and development costs related to the initial development of our patented technology. The significant increase in these costs in fiscal 1998 was primarily due to the addition of development engineering personnel and equipment in order to continue development of new products and our patented technology.

       LOSS FROM OPERATIONS. As a result of the factors described above, loss from operations increased from $453,356 in fiscal 1997 to a loss of $1,549,730 in 1998.

       OTHER INCOME/EXPENSE. We had other income for fiscal 1997 of $4,270 compared to $49,698 of other expense in 1998. The primary components of other expense during 1998 were interest expense related to notes payable and capital equipment leases assumed in the Aztec acquisition.

       NON-CASH DISCOUNT ON PROCEEDS OF PREFERRED STOCK FOR BENEFICIAL CONVERSION FEATURE. We incurred non-cash charge of $740,000 for a beneficial conversion feature relating to the sale of convertible preferred stock on June 29, 1998, which increased the net loss attributable to common stockholders in 1998 to $2,339,428. See Note 11 in Notes to the Consolidated Financial Statements of DuraSwitch included elsewhere in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999

     Net cash used in operating activities in the 1998 Period was $167,529, consisting primarily of net loss and a decrease in accounts payable, offset primarily by depreciation and amortization and a decrease in inventory. Net cash used in operating activities in the 1999 Period was $380,558, consisting primarily of net loss and increases in accounts receivable and inventory, offset by depreciation and amortization and increases in accounts payable and accrued expenses and other current liabilities.

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

     Net cash used in investing activities in the 1998 Period was $90,518, consisting primarily of a $58,246 advance to Aztec prior to the acquisition of Aztec and purchases of property and equipment relating to research and development activities. Net cash used in investing activities in the 1999 Period was $275,803, consisting primarily of a $150,000 loan to Camplex/Concept W Corporation and purchases of telephone system, computer and manufacturing equipment. The loan to Camplex was made in anticipation of an acquisition of Camplex, which we subsequently abandoned. See Note 15 to Notes to Consolidated Financial Statements of DuraSwitch included elsewhere in this prospectus.

     Net cash provided by financing activities in the 1998 Period was $138,741, consisting primarily of net proceeds from the sale of stock and net proceeds from borrowing from officers. Net cash provided by financing activities in the 1999 Period was $924,291, consisting primarily of net proceeds from the sale of stock, proceeds from a $100,000 note payable to a stockholder, and a $95,000 increase in borrowings on our line of credit, offset by principal payments on notes payable and capital leases and net payments on loans from officers.

CASH FLOW FOR THE PERIOD FROM MAY 1, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

     Net cash used in operating activities in fiscal 1997 was $260,727, consisting primarily of net loss partially offset by depreciation and amortization, issuance of stock for services, bad debt expense, decrease in prepaid expenses and other current assets and an increase in accounts payable. Net cash used in operating activities in 1998 was $1,235,824, consisting primarily of net loss partially offset by depreciation and amortization, issuance of stock for services, a decrease in inventory, and an increase in accrued expenses and other current liabilities.

     Net cash used in investing activities in fiscal 1997 was $104,527, consisting primarily of an advance to Aztec and purchases of property and equipment relating to research and development activities. Net cash used in investing activities in 1998 was $180,195, consisting primarily of a $58,246 advance to Aztec prior to the acquisition of Aztec, $61,434 for capitalization of patent filings costs, and purchases of a manufacturing air filtration system, clean room, and various research and development testing equipment.

     Net cash provided by financing activities in fiscal 1997 was $601,235, consisting primarily of net proceeds from the sale of stock partially offset by net payments on loans from officers. Net cash provided by financing activities in 1998 was $1,323,898, consisting primarily of net proceeds from the sale of stock and proceeds from loans from officers, partially offset by principal payments on notes payable and capital leases and net payments on our line of credit.

     In December 1998, we obtained a $150,000 bank line of credit that bears interest at the prime rate plus 2% and expires in December 1999. Outstanding borrowings on the line of credit are secured by a lien on our inventory, accounts receivable and bank accounts. As of March 31, 1999, $95,000 was outstanding under this credit facility. If the line of credit is not renewed, we intend to seek alternative sources of financing, including obtaining a replacement credit facility from an alternative lender, the sale of additional equity, or a combination of the foregoing.

     As part of the Aztec acquisition, we assumed a note payable, due March 31, 2002, which requires monthly payments of principal and interest of $4,536 with interest at 13.2% per year. This note is secured by a lien on certain property and equipment. As of March 31, 1999, the amount owed on this note payable was $133,408. Also in connection with the Aztec acquisition, we assumed an unsecured note payable to one of Aztec's former owners, due January 31, 2000, which carried imputed interest at 8.0% per year. As of March 31, 1999, the amount owed on this note payable was $53,572.

     During fiscal 1997 and 1998, we borrowed a total of approximately $280,000 from individuals affiliated with us. We repaid approximately $240,000 of these loans as of December 31, 1998. These advances and unsecured notes accrued interest at rates ranging from 9.5% to 18% per year. The balance of these notes was paid in the first quarter of 1999.

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

     We have entered into various capital leases for the purchase of property and equipment. These capital leases bear interest at rates ranging from 11.7% to 24.0%. As of March 31, 1999, future principal payments under our existing capital leases were approximately $125,000.

     On April 30, 1999, we borrowed $200,000 from two stockholders. These loans mature on July 1, 2000 and bear an annual interest rate of 10%. We also have the right to borrow an additional $200,000 from these stockholders under the same terms.

     At December 31, 1998, we had approximately $2,284,000 in net operating loss carryforwards available for federal income tax purposes. We have not recognized any benefit from these operating loss carryforwards, which are subject to significant restriction under current tax law and begin to expire in 2011.

     Assuming completion of this offering, we estimate that capital expenditures through fiscal 2000 will be approximately $2.0 million, relating primarily to the expansion of manufacturing capability through equipment purchases for large volume customer production cells and automation as economically feasible.

     We have experienced significant operating losses since our inception. We expect our capital expenditure and working capital requirements in the foreseeable future to increase depending on the rate of our expansion, our operating results, and other adjustments in our operating plan as needed in response to competition or unexpected events. We believe that the net proceeds from this offering, together with available borrowings and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and required debt payments through fiscal 2000. If we are unable to meet our liquidity requirements or if our liquidity requirements increase, we may require additional financing. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in sufficient amounts or on terms we find acceptable, if at all. See "Risk Factors" and "Use of Proceeds."

CHANGE IN AUDITORS

     On January 3, 1999, DuraSwitch engaged Deloitte & Touche LLP as its independent auditor for the fiscal year ending December 31, 1998, to replace the firm of McGladrey & Pullen, LLP. Our management dismissed McGladrey & Pullen, LLP on December 28, 1998 without approval or recommendation by the Board of Directors.

     The reports of McGladrey & Pullen, LLP on DuraSwitch's financial statements for 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     There were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused McGladrey & Pullen, LLP to make reference to the matter in their report.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments as fair value. The statement is effective for our fiscal year ending December 31, 2001. We have not completed evaluating the impact of implementing the provisions of SFAS No. 133.

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YEAR 2000 COMPLIANCE

     Our business depends on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others:

     - computer hardware and software systems used by us to deliver services to our customers, including hardware and custom and off-the-shelf software supplied by third parties;

     - communications networks, such as the Internet, which we use to help market our products by providing information to its existing customers and potential customers;

     - internal information technology and non-information technology systems of our customers and suppliers;

     - computer hardware and software systems we use internally to manage our business, including hardware and custom and off-the-shelf software supplied by third parties; and

     - non-information technology systems and services we use in our business, such as telephone systems and HVAC systems.

     We have completed an internal review of the hardware and software systems and communication networks we use to deliver services to our customers and to manage our business, including non-information technology systems. We have recently purchased software upgrades, computer systems and a phone system which we believe are all Year 2000 compliant at a total cost of approximately $75,000. We believe that all of the hardware and software we utilize in our business are Year 2000 compliant, including non-information technology systems. Therefore, we do not anticipate any additional expenditures to bring our systems into compliance. However, failure of currently owned equipment or software to operate properly with regard to the Year 2000 could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, the success of our efforts may depend on the success of third parties in dealing with their Year 2000 issues. Many of these organizations may not be Year 2000 compliant, and the impact of widespread supplier failure on our business is difficult to determine. We are in the process of surveying our key suppliers regarding their Year 2000 compliance programs and status. We have completed approximately 75% of this process, and we expect to complete this process by September 1, 1999. As a contingency against failure of a key supplier to provide us with needed material or services, we have identified alternative sources for our key suppliers. We are also developing additional contingency plans to deal with any other issues that might arise because a key supplier is not Year 2000 compliant. We believe that we will have identified alternative third-party suppliers and implemented any other necessary contingency plans by September 30, 1999.

     The failure of a key supplier to become Year 2000 compliant could produce a scenario in which that supplier is not able to supply us with needed material or services and, as a result, we would not be able to provide a customer with product until the supplier became Year 2000 compliant. We believe that we can minimize the chances that such a scenario will occur by identifying alternative suppliers. No assurances can be given, however, that alternative third-party suppliers will be successful in meeting our requirements or, if met, that the terms of the arrangement will be as favorable as those of our current suppliers, which could increase our expenses and have a material adverse effect on our business, financial condition, and results of operations.

     Any failure to address any unforeseen Year 2000 issue could adversely affect our business, financial condition, and results of operations.

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

                                    BUSINESS

OVERVIEW

     We design, manufacture and distribute custom electronic switches and integrated controls panels (ICPs) featuring an innovative technology we developed and patented utilizing a magnetic-based design. We believe this patented technology positions us as the only company capable of providing a complete solution to the design challenges faced by original equipment manufacturers (OEMs) and component suppliers seeking durable, reliable, low cost switches and ICPs that can easily be incorporated into a slim profile, flat panel design without sacrificing the consistent tactile feedback response, or "click," highly desired by end users. In recognition of the unique capabilities and innovative design of our switches, Design News, a trade magazine widely read by design engineers, named our DuraSwitch PushGate switch "The Best New Product of 1998" in the electrical/electronic category.

     Since commencing operations in May 1997, we have provided design solutions for a number of leading companies in a variety of industries by custom-designing switches and ICPs that met critical needs. Examples include the panel operating the doors of the monorail trains at Walt Disney World, lawn irrigation systems made by Rain Bird/Clemar Manufacturing Corp., boat trolling motors distributed by Johnson Worldwide Associates, mobile digital phones developed by Ericsson Inc., ship bridge radar control systems produced by Raytheon Marine Company, peripheral controls for computers made by Covid Inc., and restaurant food preparation equipment made by Frymaster and by Ram Center, Inc.

INDUSTRY ANALYSIS

     Electronic switches and ICPs are used in a wide variety of consumer, industrial and agricultural products, such as computers, consumer electronics, mobile phones, consumer appliances, automobiles, fitness equipment, trains, ships, airplanes, tractors, generators, medical devices and commercial food preparation equipment, and represent a multi-billion dollar global market.

HISTORY OF ELECTRONIC SWITCHES

     In its simplest form, an electronic switch controls the flow of electric current; press the switch to complete the circuit and the current flows to operate a micro-processor, which in turn, performs the desired function. More complex switches, such as volume control knobs on car radios, regulate the precise voltage and electric current flowing through the circuit; turn the knob to increase the voltage and the volume is increased.

       ELECTRO-MECHANICAL SWITCHES. Prior to the early 1970s, traditional electro-mechanical switches represented the design standard in the switch and ICP industries. Switches and ICPs relying on this traditional technology still represent a significant share of the current market.

     Electro-mechanical switches operate by pushing, turning or sliding a button, knob or lever to mechanically activate a series of movable parts that will close or complete an electrical circuit within the switch itself. The primary advantage of electro-mechanical switches is their feedback response, which permits the user to feel, and sometimes see or hear, changes in the switch when it is activated. An example of feedback response is the clicking noise or sensation perceived by a user when pushing a traditional car radio station preset button or turning the mechanical volume control knob.

     Although they offer excellent tactile feedback to the user, electro-mechanical switches are bulky, mechanically complex and prone to excessive wear, resulting in high production and maintenance costs to customers and end users. Originally designed prior to the trend toward miniaturization in electronic components, electro-mechanical switches are not used in many electronic products produced today because their bulkiness and cost hinders their incorporation into the slim-profile designs currently desired by the market. In addition, the typical design of products incorporating electro-mechanical switches requires the switch to protrude through a panel, making these products difficult to clean and environmentally seal, a

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design flaw that makes this type of switch undesirable for products used in certain environments such as hospitals, kitchens and outdoors.

       MEMBRANE SWITCHES. In response to the increasing demand for slim profile, low cost, flat controls panels and push-button switches for electronic equipment, a new electronic switch design was introduced in the early 1970s relying on membrane switch technology. Since their introduction, membrane switches have captured a significant share of the electronic switch and ICP markets.

     Membrane switches consist of multiple, thin-film layers topped by an overlay with printed graphics or instructions to operate the device in which the switch is incorporated. A typical example of a membrane switch is found on most microwave oven control panels, which feature a graphical overlay layer with numbered buttons and other controls functions, such as "start," "cook" and "defrost." Membrane switches generally are thinner, more durable and less expensive to produce and maintain than electro-mechanical switches. They usually feature a flat, washable surface, which can be easily cleaned and disinfected, an important feature in products used in certain environments such as hospitals and kitchens. Unfortunately, membrane switches, while responsive to customer demands for a slimmer/flat profile, improved durability, and lower costs of production and maintenance, provide no feedback response to the user. Without tactile feedback, users cannot be certain they have activated the switch or they may activate the switch several times, which could cause the opposite effect of what the user intended, with potential safety consequences. Also, the user may push the switch much harder than required to activate the switch, resulting in excessive wear and premature failure.

     To solve the feedback response problem, membrane switch manufacturers typically have offered two solutions. The first solution is to add electronic audio or visual feedback responses, such as a "beep" sound, light, or status icons on a display, to let the user know when the switch has been activated. However, this "solution" increases the cost, complexity and size of the product to which it is added, thus decreasing the advantages of a membrane switch over an electro-mechanical switch.

     The second option to overcome the feedback response problem is to incorporate a metal, rubber or plastic dome as part of the membrane switch. When pressed by a user, the center of the dome will invert and contact the circuit on the membrane layer beneath it. When functioning properly, the dome will return back to its original shape as the user releases his or her finger from the switch, which may provide limited tactile feedback response to the user. Domed membrane switches, however, require inconsistent amounts of force to be activated, which has proven frustrating to the user, and often do not provide the desired tactile feedback response. In addition, domes are prone to failure due to materials fatigue and, as a result, are less reliable than membrane switches without domes. Accordingly, using domes in membrane switches to solve the feedback response problem does not provide the consistent tactile feedback desired by the customer or end user, and increases the cost and design complexity while decreasing the reliability of the switch.

       ELECTRONIC INTEGRATED CONTROLS PANELS. An ICP typically combines various types of switches, such as push-button, rotary, slider, toggle, dial and rocker switches into one controls panel with a printed circuit board, lighting, displays and other components. ICPs may include membrane switches, electro-mechanical switches, or a combination of both. The ICP industry consists of several ICP component parts manufacturers producing printed circuit boards, displays, panels and switches, and represents a global multi-billion dollar market that is significantly larger than the electro-mechanical and membrane switch markets combined.

     OEMs that produce products using ICPs typically have faced a number of design challenges, involving tradeoffs between size, cost, durability and customer preferences. To obtain the benefits offered by membrane switches without forfeiting the consistent tactile feedback response characteristic of electro-mechanical switches, OEMs often combine electro-mechanical rotary switches with flat panel membrane push-button switches, requiring a marriage of incompatible technologies. In addition to increasing the mechanical complexity and bulkiness of the ICP, this design also requires that a hole be drilled through the membrane switch surface to insert the electro-mechanical rotary switch, increasing the ICP's cost, compromising its ability to be environmentally sealed, and disrupting the flat profile of a typical ICP
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

design using all membrane switches. Also, OEMs usually must deal with a number of different component producers used in their ICPs, which requires a relatively high level of coordination and technological compatibility. As a result, both OEMs and component suppliers are seeking low cost integrated solutions to the design challenges presented by traditional switch technologies, which force designers to sacrifice certain desired features in exchange for others.

THE DURASWITCH SOLUTION

     We have developed an award-winning technology that enables us to custom design switches and ICPs that overcome the design challenges presented by traditional electro-mechanical and membrane switch technologies. Using our patented magnetic-based design, our switches and ICPs offer superior durability, enhanced reliability and better value compared to switches utilizing traditional technologies, are easily integrated into flat panel, slim profile designs, and provide the consistent tactile feedback response highly desired by end users. In short, our innovative technology enables us to combine the best features of membrane switches without sacrificing the consistent tactile feedback response provided by electro-mechanical switches. Our patented technology and design expertise, together with our strategic alliances with other companies engaged in the electronic switch and ICP industries, also enables us to offer an integrated solution to the design challenges faced by OEMs.

COMPETITIVE ADVANTAGES

     The key to our technology is its simplicity of design and reliance on magnetic force rather than mechanical parts or the elastic properties of materials to operate a switch. Compared to switches and ICPs using traditional electro-mechanical and membrane switch technologies, our products offer the following competitive advantages:

       SIGNIFICANTLY GREATER DURABILITY AND RELIABILITY. Because our products rely on a magnetic-based design with few moving parts and virtually no stress, fatigue, or potential breaking points, they are significantly more durable and reliable than traditional electro-mechanical and membrane switches. In fact, while switches and ICPs relying on traditional technologies often fail and must be replaced, we are able to offer OEMs switches and ICPs that we believe will outlast virtually any device in which they are incorporated. By eliminating or reducing the mechanical complexity and precision required by traditional technologies, our patented design also makes our switches and ICPs significantly more reliable than electro-mechanical and membrane switches.

       CONSISTENT TACTILE FEEDBACK RESPONSE. Unlike membrane switches and certain electro-mechanical switches, our design consistently produces a distinctive "click" each time the user activates our switch. This capability enables us to design and produce switches that do not require the addition of audio or visual cues, such as beeps, lights, or status icons, to artificially provide feedback to the user, a solution that would otherwise increase the complexity, size, and cost of the switch design. We believe that no other switch is capable of providing the consistent tactile feedback response highly desired by end users in a low cost, slim profile design currently demanded by the market.

       EASE OF INTEGRATION IN SLIM PROFILE DESIGN. Because our switches rely on a multiple thin layer design that incorporates a flexible circuit rather than bulky mechanical parts, they are easily integrated into the flat panel/slim profile products currently in demand by the market. This design also eliminates the need to breach the surface of the ICP, enabling our ICPs to be easily sealed, cleaned, disinfected, and protected from harsh environmental conditions.

       ENHANCED VALUE TO COST RATIO. Our switches cost significantly less to produce and maintain compared to electro-mechanical switches, because they are not mechanically complex and are significantly more durable and reliable than electro-mechanical switches. Our switches offer a better value to cost ratio compared to membrane switches; although the initial selling price of our switches may be higher in some instances, their superior durability and reliability, combined with their ability to provide a consistent tactile feedback response, make our switches more desirable and less expensive to maintain than membrane switches.
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REPRESENTATIVE DESIGN SOLUTIONS

     Despite our relatively short operating history, we have custom designed solutions for a number of leading companies that have incorporated, or are in the process of incorporating, our switches into their products. A representative sample of these companies and the products in which our switches are being incorporated is set forth below.

       DISNEY WORLD/MONORAIL TRAINS. We designed and provided an integrated controls panel that operates the doors on Disney World's monorail trains. Our product, which replaced a controls panel that relied on dome membrane switches, has proven to be significantly more durable and reliable than its predecessor, which required frequent repairs and replacements as a result of its inability to withstand heavy usage and repeated daily cleanings by a power wash system as well as continuous exposure to the elements.

       ERICSSON/CELLULAR PHONES. We custom designed and are producing a unique switch to be used in a new mobile phone developed by Ericsson Inc., a leading mobile phone manufacturer. The design challenge presented by Ericsson was to develop a small, durable, multi-function rotary switch featuring a pop-up mechanism. Utilizing our patented technology and design experience, we custom designed a switch that met or exceeded all of Ericsson's product specifications much more quickly and at a substantially lower cost than our competitors. As a result, Ericsson has placed multiple orders with us for a significant number of these switches. We believe Ericsson will place additional orders for even greater numbers of our switches as they achieve full production of their new mobile phone.

       HENNESSEY/AUTOMOTIVE SERVICING EQUIPMENT. We custom designed and produced an ICP incorporated in automobile tire balancing equipment manufactured by Hennessey Industries, Inc. The ICP we developed replaced a controls panel that used a flat panel membrane switch design that was prone to excessive wear due to the harsh treatment the switches received in auto repair shops. In response to Hennessey's need for switches that were more durable and provided consistent feedback response even through the work gloves worn by mechanics, we designed an ICP utilizing durable, responsive push-button switches underneath a magnetic graphic overlay capable of being replaced quickly and inexpensively if worn out, scratched, gouged, or otherwise rendered unreadable.

STRATEGY

     Our objective is to become a leader in the electronic switch and ICP industries by making DuraSwitch technology the design standard for electronic switches and ICPs. In order to achieve this objective, we intend to implement the following strategies:

EXPLOIT AND MAINTAIN OUR PATENTED TECHNOLOGY'S COMPETITIVE ADVANTAGES

     We intend to exploit and maintain our patented technology's competitive advantages, compared to electro-mechanical and membrane switch technologies, with the objective of making our technology the design standard in the industry. We intend to pursue this strategy by aggressively marketing our products to broaden market awareness, implementing a licensing program to more quickly achieve widespread distribution of our technology, and investing heavily in research, development and testing to further refine our technology and expand its possible applications in a wide variety of industries.

INCREASE MARKET AWARENESS OF DURASWITCH'S PATENTED TECHNOLOGICAL ADVANTAGES

     We will aggressively promote our patented technology and design expertise to achieve widespread market awareness of our products' advantages compared to switches and ICPs relying on traditional technologies. Our promotional efforts will be targeted to design engineers and purchasing managers, whom we believe are the primary decision makers within our potential customer base. These efforts will include increased advertising in trade magazines, substantially increasing traffic to our web site, participating actively in vendor-sponsored seminars for design engineers, and aggressively promoting our products in the trade media. We believe that promoting our success in providing custom-designed solutions for a number

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of high-profile companies will further enhance market awareness of our products and their unique competitive advantages.

LEVERAGE OUR STRATEGIC ALLIANCES AND ACQUISITIONS

     We intend to leverage our current strategic alliances as well as pursue new strategic alliances and acquisitions to increase market share. We have developed strategic alliances with various companies that design and produce complementary electronic component products. Through these strategic alliances, we have expanded our customer base by making sales to new customers that have existing relationships with our partners. These strategic alliances also allow us to expand our manufacturing capacity and co-market our products with complementary electronic components produced by our partners. We expect to establish additional strategic alliances with electronic components manufacturers to gain these sales, marketing and manufacturing advantages and to obtain high quality electronic components, such as liquid crystal displays, that we incorporate into some of our ICP products.

     We also will continue to search for strategic acquisition candidates. We believe the electronic switch industry is fragmented and contains numerous competitors possessing sales and marketing expertise, customer contacts, brand recognition or industry experience greater than our own. Acquisition of one or more of these competitors would permit us to expand our business faster than if we developed those resources internally.

PROVIDE FULL SERVICE DESIGN ENGINEERING, TESTING AND MANUFACTURING CAPABILITY

     We intend to be a "one stop shop" for design engineering, testing and manufacturing for our customers. OEMs searching for a switch or ICP to install in their products typically may be required to hire multiple engineers to design the switch or ICP, hire a manufacturer to produce components, and contract with another vendor for assembly. This multi-vendor approach is costly, complex and time consuming, and requires a relatively high level of coordination and compatibility. With our patented technology, our experienced technical and engineering staff, and our production capabilities, we are able to offer custom-designed products that combine the best features of membrane and electro-mechanical switch technologies in an integrated solution offering superior value, durability and reliability.

PRODUCTS

     We have a number of switch products based on our patented magnetic-based technology in various stages of production and development. We are currently producing the DuraSwitch PushGate, DuraSwitch Rotor and DuraSwitch SnapRotor. Switches under development include the DuraSwitch Slider and DuraSwitch Slammer. Prices of our switches and ICPs range from under $1 for our most basic push-button design to in excess of $30,000 for a complex flight simulator ICP involving several different custom-designed controls panels.

THE DURASWITCH PUSHGATE

     A typical DuraSwitch PushGate switch consists of up to five bonded micro-thin layers of materials, which collectively measure less than 1/10th of an inch. The top layer of the switch is printed with a graphical overlay that indicates which buttons must be pressed to activate a desired function, such as "on", "defrost" and "cook" buttons on a microwave oven. Below the top layer is a metal shield which keeps the magnetic field inside the switch, and protects the switch from external electrical and magnetic interference. Below the shield is a thin, flexible layer of magnetic material. Below the magnetic layer is spacer material containing a hole through which a patented metal disc is pushed. The disc has a small raised, off-center button that is pushed by the user through the surface of the switch. A flexible circuit is located at the bottom of the switch. When the button is pressed, the disc separates from the magnet and the underside of the disc completes the circuit by touching the contacts located on the flexible circuit. When the button is released, the magnet pulls the disc upward and away from the switch contacts, into its resting position, and the circuit is broken. This magnetic-based design produces a consistent tactile feedback response to the

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user each time the switch is activated. For a graphic display of the DuraSwitch
PushGate, see the diagram on the inside front cover of this prospectus.

THE DURASWITCH ROTOR

     The DuraSwitch Rotor resembles a typical volume control knob on a car radio, except that, unlike an electro-mechanical rotary switch, the back of our switch is flat. The entire assembly can be less than 1/10th of an inch thick. The DuraSwitch Rotor consists of a rotary knob containing embedded magnets, all fastened to a flat surface. The top of the surface displays instructions for the user. The bottom of the surface seals a circular space below the magnet containing small (1 mm) gold-plated balls. Beneath the circular space are printed electronic circuits, which are activated through contact with the gold-plated balls. When the user turns the knob, the magnet within the rotary knob causes the gold-plated balls to rotate within their circular space. As the balls roll across the flex-circuit membrane, they close or open the circuit and convey the user's instructions to the device. The design of the DuraSwitch Rotor also produces a consistent tactile feedback response to the user, such that the user can feel each "click" as the knob is turned.

THE DURASWITCH SNAPROTOR

     The DuraSwitch SnapRotor is a combination of a push-button switch and a rotary switch. When not in use, the top of the rotor knob is flush with the surface of the device on which it is mounted. When the top of the rotor knob is pressed, the push-button portion of the switch is activated, sending a signal to a microprocessor and the rotor knob pops up from the device. After the rotor knob pops up, it can then be operated in the same manner as a typical rotary switch, such as a volume control knob. After using the rotary switch feature, the rotor can be pushed back into the device, which again activates the push-button portion of the switch and sends a signal to a microprocessor. A typical application for this switch would be a combination on/off button and volume control knob.

SWITCHES UNDER DEVELOPMENT

     The DuraSwitch Slider is similar to the DuraSwitch Rotor, except that it uses a sliding lever instead of a rotating knob. When the slide is moved, the sealed, gold-plated balls underneath the lever move, activating a microprocessor as they pass across contacts on a flexible circuit. As a result of the flexibility of the materials used in its design, the DuraSwitch Slider has the additional advantage of being able to be mounted not only on a flat surface but also on a curved surface such as the dashboard of a car. The DuraSwitch Slider is in the final engineering stage and we expect it to be ready for production by late 1999.

     The DuraSwitch Slammer is a tamper-resistant switch that can be used in applications such as ATMs, vending machines, slot machines and prisons, which require extreme durability to overcome heavy usage or abuse. The design is similar to the DuraSwitch PushGate, but is designed to be more robust. The DuraSwitch Slammer is in the design stage and we expect it to be ready for production by late 1999.

     Generally, our switches are custom-designed to meet specific design challenges or customer requirements dictated by the nature of specific applications. Accordingly, all of these switch designs may be adapted quickly and easily to fit various types of integrated controls panel arrays and electronic products. We are constantly refining our products and designing new variations to meet our customers' design needs.

CUSTOMERS

     We offer a variety of switches and ICPs to original equipment manufacturers and component manufacturers that, in turn, install them into various devices used in a wide variety of industries. These industries, companies and products include:

            INDUSTRY                           COMPANY                            APPLICATION
            --------               --------------------------------  -------------------------------------
AMUSEMENT PARKS..................  VGS Systems Engineering Company*  Amusement park turnstiles
                                   Walt Disney World Co.*            Monorail train/ride controls
AUTOMOTIVE.......................  Hennessy Industries, Inc.+        Tire balancer
AVIONICS.........................  Aerospace Instrument Support,     Flight control simulator
                                   Inc.*
COMMUNICATIONS...................  Ericsson Inc.*                    Two-way radio/cell phones
                                   Quintron Systems, Inc.*           Military telcom equipment
COMPUTERS........................  Covid, Inc.*                      Video conferencing equipment
                                   Telegyr Systems, Inc.*            Electrical power distribution
ELECTRONIC ENTRY.................  Marks U.S.A.+                     Keyless locks
INDUSTRIAL CONTROLS..............  Alpha Technologies U.S., L.P.*    Chemical processor controls
                                   Anatel Corporation*               Water treatment analysis
                                   Boonton Electronics Corporation+  Volt meter front panel test equipment
                                   Cummins-Allison Corp.*            Paper shredder controls
                                   DINET, Inc.*                      Industrial process controls
                                   ETEC Systems, Inc.*               PCB manufacturing equipment
                                   Innovative Control Systems,       Car wash controls
                                   Inc.*
                                   Jancy Engineering Company*        Portable magnetic drill bases
                                   Optimation, Inc.*                 Data entry stations
                                   Paxar Corporation*                Label stitching equipment
                                   Rain Bird, Clemar Mfg. Corp.*     Commercial sprinkler controls
                                   Siemens+                          Industrial test equipment
                                   US Filter Consumer Products,      Water purification controls
                                   Inc.*
MARINE...........................  Raytheon Marine*                  Ship board radar controls
MEDICAL..........................  Etymotic Research, Inc.*          Hand-held temperature sensors
                                   GTR Labs, LLC*                    X-Ray equipment
                                   HP/Heartstream*                   Medical defibrillators
                                   Heska Corporation*                Veterinary oxygen sensor device
                                   Medivators, Inc.*                 Endoscope disinfectors
MILITARY.........................  Raytheon Systems, Company*        "Land Warrior" M-16 computers
POINT-OF-SALE....................  Hypercom Corporation+             Credit and debit card readers
                                   ProTix*                           Cash registers
                                   Scan Corporation*                 Terminals
RESTAURANT.......................  Dynamic Cooking Systems, Inc.*    Oven controls
                                   Frymaster*                        Portion dispensers
                                   Lancer Corporation+               Beverage portion dispensers
                                   Radiant Systems+                  Order processing systems
                                   RAM Center, Inc.*                 Frozen food dispensers

---------------
+ Prototype

* In Production

INTELLECTUAL PROPERTY

     Our success depends on maintaining and protecting our proprietary technology. As a result, we have adopted an intellectual property protection policy designed to deter and stop infringement. To deter infringement, we file U.S. and foreign patents for all our relevant material technological advances and warn against potential infringement by posting patent numbers on our products, packaging, and published materials. These materials include our web site, business cards, letterhead, brochures, and advertisements. We intend to prosecute litigation aggressively against infringers. In order to protect our trade secrets and other intellectual property, we also require our employees, consultants, advisors and collaborators to enter into confidentiality agreements which prohibit the disclosure of proprietary information to third parties or the use of proprietary information for commercial purposes. Our technical and sales employees also must agree to disclose and assign to us all methods, improvements, modifications, developments, discoveries, and inventions conceived or developed on our time, using our property, or relating to our business. Our management team has extensive experience in protecting technology from global competitors and will oversee our intellectual property protection program.

     We currently hold three U.S. Patents (Nos. 5,523,730, 5,666,096 and 5,867,082), and one Taiwanese Patent (No. NI-090979), for a "switch with a magnetically-coupled armature." We also have several patent applications pending in the U.S., Mexico, Canada, France, Great Britain, China, Taiwan, Italy and Germany. We have made further filings under the Patent Cooperation Treaty and through the European Patent Committee. In total, we have over 18 patent applications in various stages of filing both in the U.S. and globally.

     We currently own the following trademarks and service marks: DuraSwitch(R), PushGate(TM), Rotor(TM), SnapRotor(TM), Slider(TM), Slammer(TM), DuraSwitch ICP(TM), Touch the Future(R), and DuraSwitch.com(TM).

     We also intend to enter into licensing agreements with leading switch and ICP manufacturers in selected industries in order to increase distribution of our technology and increase market awareness of our products. We believe that our ability to convince leading switch and ICP manufacturers to use our technology will more broadly and rapidly create awareness and acceptance of our technology in multiple market segments.

MARKETING AND SALES

     We believe that the primary decision makers related to switches and ICPs for our OEM customers are design engineers and, to a lesser degree, purchasing managers. Therefore, our marketing and sales efforts, which include aggressively expanding our sales force, substantially increasing our advertising efforts, significantly enhancing our web site, and aggressively competing for product awards, will be directed specifically toward convincing these individuals to use our products.

SALES FORCE & MANUFACTURER'S REPRESENTATIVE ORGANIZATIONS

     We currently have four regional sales managers supervised by a Vice President of Business Development. Our regional sales managers maintain our relationships with several independent sales representatives groups. We contract with these groups to call on potential customers in 39 states. For example, our sales representative group responsible for the states of Ohio, Michigan, Indiana, Kentucky and Pennsylvania primarily employs engineers in its sales force and calls principally on automobile and appliance manufacturers. Our regional sales managers call on potential customers in the remainder of the continental United States.

     We believe that independent sales representatives generally are more efficient than our own sales force at this stage of our development. Independent sales representatives often have existing relationships that offer us immediate access to potential customers. Our agreements with these independent sales representatives provide for compensation on a straight commission basis and cancellation on 30 days notice, which lower our employee-related costs.

WEB SITE: WWW.DURASWITCH.COM

     Design engineers and purchasing managers, the individuals most likely to make the decision to incorporate our switches and ICPs in their products, frequently use the Internet to search for design solutions; therefore, our web site (www.duraswitch.com) is a key component of our current marketing efforts. All of our advertising and promotional materials direct readers to our web site. In addition to attracting potential customers to our web site for information, we use our web site to generate interest in our products. We have already made significant sales as a result of initial contact with customers through our web site. Using our web site as a promotional tool also is less expensive than other methods, is interactive, and reaches a global audience. Our web site has several features, including:

     - information about the comparative advantages of our patented technology, accompanied by articles published by third parties about our products;

     - virtual demonstrations of our products;

     - technical data about our products to assist design engineers in designing ICPs and electronic products using DuraSwitch components;

     - e-mail communications links to our design engineers and sales representatives to facilitate dialogue about how our products can be integrated into the customers' products; and

     - on-line product ordering capability.

ADVERTISING/PUBLIC RELATIONS

     We advertise in technical periodicals such as Electronic Engineering Master
(EEM), Engineering Design News (EDN) and Design News. We believe this media exposure is a cost-effective method of capturing the attention of design engineers. For example, Design News weekly publications are read by approximately 334,800 design professionals throughout the world. Our advertisements are focused on directing new customers to our web site. We also are listed in annual industry specifiers guides, such as Medical Device Link, Electronic Manufacturers on the Net, Thomas Register, Electronic Engineering Master and other industry guides. In addition, we are conducting a public relations campaign to generate articles highlighting our products to be published in trade magazines. To date, our products have been recognized in several trade magazines, including Appliance Manufacturing and Engineering Design News. In fact, Design News named the DuraSwitch PushGate switch as "The Best New Product of 1998" in the electrical/electronic category. In the next six months, we expect further articles about our products to appear in a wide variety of medical, avionics, industrial, manufacturing, engineering, new product and technology publications, each designed to attract the attention of design engineers and purchasing managers in those industries.

SEMINARS AND TRADE SHOWS

     We also intend to give educational presentations about our products at vendor-sponsored seminars for product design engineers. At these seminars, we will be able to meet with and provide attendees with information about our technology and products through multi-media presentations, product demonstrations, brochures and samples. Attractive displays in our strategic partners' booths at trade shows offer mutually advantageous opportunities by promoting our partners' products as well as expanding awareness of our technology.

MANUFACTURING

     We currently manufacture and assemble most of our products. We also have the capability to manufacture off-site, including manufacturers and vendors in other countries. To facilitate our expected growth, we are pursuing strategic alliances and acquisitions to further enhance our manufacturing capabilities.

ON-SITE MANUFACTURING AND ASSEMBLY CAPABILITIES

     Our on-site design, manufacturing and assembly capabilities include:

     - an approximately 33,000 square foot facility consisting manufacturing and assembly space, a full service testing lab and a clean room;

     - a full service engineering and design team comprised of 11 design engineers and technical staff;

     - strict quality standards in our operations reviewed regularly by an in-house quality assurance team including an experienced quality consultant; and

     - state of the art information technology hardware and software, including the latest versions of AutoCad, Pro Engineering, Mechanical Desktop and Solid View software.

     These features allow us to meet the standards of our customers' on-site quality reviews of our design, testing and manufacturing capabilities.

     We are also developing cellular manufacturing processes to manufacture complete products, from start to finish, within a manufacturing cell. Each manufacturing cell will produce related products, which allows the team members in each cell to gain expert knowledge about their designated products as well as the special processes, equipment, and specific quality control techniques required to manufacture them. Immediate feedback, minimal supervision, ease of expansion through duplication of manufacturing cells and minimal space requirements are benefits of this manufacturing approach.

OFF-SHORE MANUFACTURING

     Our executive management team has experience using companies in foreign countries to provide manufacturing, assembly, acquisition, raw materials and tooling services. During the past 12 months, we have contracted for production, assembly, tooling and delivery services with companies in the People's Republic of China. We have obtained high quality materials and products on a timely basis from these companies, at a significantly lower cost than domestic vendors. Due to the risks of international political, economic and geographic issues, we obtain quotes from alternative foreign and domestic suppliers for each customer account that we outsource to our foreign vendors.

COMPETITION

     We operate in highly competitive markets, facing competition from over 125 other companies in the electro-mechanical switch industry, and a substantial number of membrane switch and ICP manufacturing companies. Our five main competitors in the electro-mechanical switch industry are Grayhill, Inc., Cherry Corporation, C&K Components, Inc., Oak Grigsby, Inc., and Cole Instrument Corp. Our five principal competitors in the membrane switch industry are Xymox Technologies, GM Nameplate, Molex, Incorporated, Integrated Data Systems, Inc.
(IDS) and Topflight Corporation. Our five main competitors in the ICP industry are Lucas Controls, Inc., Eaton Corporation, Rockwell International, Inc./Allen Bradley Division, Johnson Controls, Inc. and United Technologies Corporation
(UTEC). Many of our present and potential competitors have more established products, greater name recognition, stronger sales distribution arrangements, and significantly greater resources than we have. We also expect to compete with companies that have substantial manufacturing, marketing and distribution capabilities; areas in which we may have less experience. Competition, direct and indirect, could materially and adversely affect our revenues and profitability through pricing pressure and loss of sales. Competitors' long term relationships and manufacturers' reluctance to try a new technology could result in loss of sales. The failure to compete successfully would have a material adverse effect upon our business and financial condition.

     We compete primarily on the basis of our products' superior value to price ratio rather than initial price. Although our products sometimes have an initially higher price than products using membrane switch technology, we believe our products offer a lower cost of ownership over the life of the product primarily because they are more durable and reliable. Because we believe that our switches will outlast almost any product into which they are installed, our products feature a lower total cost of ownership than our competitors' products, which rely on traditional switch technologies and require greater maintenance and replacement costs. Further, our switches and ICPs can be integrated with removable magnetic graphic covers that, if damaged or worn, can be easily replaced without having to replace the entire switch or ICP, resulting in greater value and lower maintenance costs.

EMPLOYEES

     As of May 31, 1999, we had 54 employees, 48 of which work full time. We have 11 employees in our engineering department, nine in management and administration, nine in sales and marketing, and 25 in manufacturing. None of our employees is represented by a union. We believe our relationship with our employees is positive.

FACILITIES

     Our principal administrative, design, testing, manufacturing, and assembly facilities are located in Mesa, Arizona, where we presently lease 33,650 square feet of office and manufacturing space in a building located at 234 South Extension Road. This facility consists of approximately 10,000 square feet of office space and 23,650 square feet of manufacturing space. Our lease terminates on January 1, 2004, subject to our option to extend the term for an additional two years. The base monthly rent for 1999 is $13,000. Future minimum monthly rental payments are $16,000 for 2000 and $17,000 for 2001. We believe our current facilities will be sufficient for our operational purposes for the foreseeable future and any additional facilities needed thereafter will be available on commercially reasonable terms.

ENVIRONMENTAL MATTERS

     A portion of our operations involve screen printing and the use of certain inks. Due to these operations, we emit a low volume of volatile organic compounds. We believe we have satisfied all regulatory requirements necessary to conduct our operations.

LEGAL PROCEEDINGS

     From time to time, we may be subject to claims and litigation incident to our business. As of the date of this prospectus, we are not involved in any claim or legal proceeding.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of DuraSwitch, their ages, and their positions held with DuraSwitch are as follows:

NAME                                     AGE    POSITION
----                                     ---    --------
R. Terren Dunlap.......................  54     Chief Executive Officer, Chairman of the Board and
                                                  Director
Anthony J. Van Zeeland.................  58     Chief Operating Officer, Executive Vice President of
                                                  Engineering and Director
Robert J. Brilon.......................  38     President, Chief Financial Officer, Treasurer and
                                                Secretary
J. Thomas Webb.........................  47     Executive Vice President of Marketing and Director
John W. Hail...........................  68     Director
Steven R. Green........................  40     Director
William F. Peelle......................  50     Director
Michael A. Van Zeeland.................  24     Director

     R. TERREN (TERRY) DUNLAP has served as Chairman of the Board of Directors and Chief Executive Officer of DuraSwitch since our formation in May 1997. From 1983 to March 1994, Mr. Dunlap served as Chairman and Chief Executive Officer of Sensory Science Corp. (formerly Go-Video, Inc.), a publicly held manufacturer of consumer electronic video products which he founded. Mr. Dunlap continues to serve as a consultant to Sensory Science Corp. Mr. Dunlap also serves as a director of Advantage Marketing Systems, Inc., a publicly held provider of health products. Mr. Dunlap received a B.S. degree in Business Administration from Ashland University and a J.D. degree from Ohio Northern University.

     ANTHONY J. VAN ZEELAND has served as a director and as Chief Operating Officer and Executive Vice President of Engineering of DuraSwitch since our formation in May 1997. From 1990 to 1997, Mr. Van Zeeland was employed as Vice President of Engineering at DataHand Systems, Inc., a computer keyboard manufacturing company. During the same time period, he was also a director and Director of Development Engineering of Monopanel Technologies, Inc., a membrane switch manufacturing company. Mr. Van Zeeland holds a B.S. degree in Physics and a Masters of Science in Materials Engineering from the University of Wisconsin. Anthony J. Van Zeeland is the father of Michael A. Van Zeeland.

     ROBERT J. BRILON became President and Chief Financial Officer of DuraSwitch in November 1998. From May 1997 until November 1998, Mr. Brilon served as a financial and business consultant to DuraSwitch. Between January 1997 and November 1998, Mr. Brilon was Chief Financial Officer of Gary Gietz Master Builder, a luxury custom home builder. Between April 1995 and December 1996, Mr. Brilon was Corporate Controller for Rental Service Corp., a publicly held industrial equipment rental company. Between April 1993 and April 1995, Mr. Brilon served as Chief Financial Officer and Vice President of Operations and Administration of DataHand Systems, Inc. Mr. Brilon holds a B.S. degree in Business Administration from the University of Iowa and is a C.P.A.

     J. THOMAS WEBB has served as a director of DuraSwitch since April 1998 and part-time as Executive Vice-President of Marketing of DuraSwitch since November 1998. Since 1986, Mr. Webb has served as the Chief Executive Officer and Chairman of the Board of Camplex/Concept W Corporation, a broadcast equipment manufacturer. Mr. Webb attended Emporia State University.

     JOHN W. HAIL has served as a director of DuraSwitch since March 1999. Since 1988, Mr. Hail has served as Chief Executive Officer and Chairman of the Board of Directors of Advantage Marketing Systems, Inc., a publicly held provider of health and beauty products. He also serves on the board of directors of Pre-Paid Legal Services, Inc., a publicly held company engaged in the sale of legal services contracts. Mr. Hail received an honorary doctorate degree from Oklahoma City University.

     STEVEN R. GREEN has served as a director of DuraSwitch since June 1998. He has been the Managing Director of Blackwater Capital Partners L.P., the selling stockholder, since November 1997. Between 1990 and November 1997, Mr. Green acted as a sole practitioner in the field of investment banking, specializing in mergers and acquisitions, initial public offerings, refinancings, recapitalizations, and reorganizations. Mr. Green holds a B.A. degree from U.C.L.A.

     WILLIAM E. PEELLE has served as a director of DuraSwitch since May 1999. Mr. Peelle founded Peelle Law Offices Co. in 1994 and has practiced law and represented a number of businesses since 1975. Mr. Peelle has also served as the elected prosecuting attorney of Clinton County, Ohio, since 1994. Mr. Peelle has served as counsel or as a member of the Board of several community organizations. Mr. Peelle received his Juris Doctorate from Ohio Northern University, and has a B.S. degree in Business Administration from Ohio State University.

     MICHAEL A. VAN ZEELAND has served as a director of DuraSwitch since May 1997. Mr. Van Zeeland is currently a graduate student at U.C.L.A., working on his Ph.D. in plasma physics. From January 1998 to September 1998, we employed him as an engineering physicist. During the summer of 1997, he was employed at Arizona State University working on theoretical physics. During the summer of 1996, Mr. Van Zeeland worked as an intern at the University of California-Irvine in a program funded by the National Science Foundation. From August 1995 to May 1996, Mr. Van Zeeland worked as an intern under the NASA Space Grant Program, where he wrote FORTRAN programs, ran simulations and collected data to use to study hurricane formation. From May 1992 to August 1993, he worked as an Engineer Technician with DataHand Systems, Inc. Mr. Van Zeeland holds a B.S. degree in Engineering Physics from the University of Arizona.

     Executive officers serve at the discretion of the Board of Directors.

STRUCTURE OF THE BOARD OF DIRECTORS

     The Bylaws provide for a Board of Directors of one to nine members. The current Board of Directors consists of seven members. All newly elected directors will serve for a three year term and approximately one-third of the directors will be elected annually. We have established an Audit Committee and Compensation Committee, each of which have only independent directors. The Audit Committee will review the professional services provided by our independent auditors, our annual financial statements and our system of internal controls. Our Audit Committee consists of Messrs. Green and Hail. The Compensation Committee will review executive salaries and administer our bonus, incentive compensation and stock option plans. In addition, the Compensation Committee will consult with our management regarding our compensation policies and practices. The Compensation Committee consists of Messrs. Hail and Peelle.

DIRECTOR COMPENSATION

     Directors are reimbursed for reasonable expenses incurred in attending meetings. During the first three months of 1999, we paid Mr. Webb $21,630 as a referral fee in connection with certain shares of common stock sold by us.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid to our Chief Executive Officer. No executive officer who was serving as an executive officer on December 31, 1998 had an aggregate salary and bonus exceeding $100,000 for the fiscal year ended December 31, 1998.

SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                 ANNUAL COMPENSATION             AWARDS
                                           --------------------------------   ------------
                                                                               SECURITIES
             NAME AND                                          OTHER ANNUAL    UNDERLYING     ALL OTHER
        PRINCIPAL POSITION          YEAR   SALARY     BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
        ------------------          ----   -------   -------   ------------   ------------   ------------
R. Terren Dunlap..................  1998   $72,000        --       --             --             $780(1)
  Chief Executive Officer           1997   $58,154   $10,000       --             --               --

---------------
(1) Payments received by VanDun, LLC, of which Mr. Dunlap is a 50% owner.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No executive officer named in the Summary Compensation Table received stock option grants during the fiscal year ended December 31, 1998.

FISCAL YEAR-END OPTION VALUES

     No executive officer named in the Summary Compensation Table had options outstanding as of December 31, 1998 nor exercised any options during the fiscal year ended December 31, 1998.

STOCK OPTION PLANS

     Our 1997 Stock Option Plan was adopted by the Board of Directors and approved by our stockholders effective as of May 1, 1997, and our 1999 Stock Option Plan was adopted by the Board of Directors and approved by our stockholders effective as of March 8, 1999. Both Plans authorize the Board of Directors or a Compensation Committee of the Board to grant stock options to employees, directors and appropriate third parties. Under the 1997 Plan, 823,535 shares are authorized for issuance, and under the 1999 Plan, 235,294 shares are authorized for issuance. Under both Plans, the exercise price is determined by the Board of Directors or the Compensation Committee. The Plans provide for the granting of either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, or nonqualified stock options. Incentive stock options may be granted only to employees, including officers. The exercise price of incentive stock options granted under the Plans must be at least the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who beneficially owns more than 10% (a "10% Holder") of our voting stock must be at least 110% of the fair market value of the underlying shares on the date of grant. The exercise price of nonqualified stock options may be any amount determined in good faith by the Board of Directors or the Compensation Committee. All outstanding options that we have granted under the Plans have exercise prices at least equal to the fair market value of the common stock on the dates of grant, and we intend to continue this policy with respect to future option grants.

     No option may be exercised more than 10 years (or, in the case of an incentive stock option granted to a 10% Holder, more than five years) after its grant date. Options granted under the Plans are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee, or his or her guardian or legal representative. Incentive stock options held by our employees may be exercised by the participant only while employed by us or within one year following termination resulting from death or permanent disability or within three months after termination for any reason other than cause, death or permanent disability, or on or before the date the participant's employment with us is terminated, if for cause. Nonqualified stock options may be exercised within one year after cessation of services to us for any reason other than death, permanent disability, retirement or cause, two years after cessation of services by reason of death, permanent disability or retirement, or the date of cessation of services for cause. The 1997 Plan expires in 2007, and the 1999 Plan expires in 2009.

     As of May 15, 1999, options to purchase 733,530 shares were outstanding under the 1997 Stock Option Plan, and options to purchase 28,941 shares were outstanding under the 1999 Plan.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In May 1997, we entered into an employment agreement with Mr. Dunlap providing that, commencing on May 1, 1997 and continuing for seven years thereafter, Mr. Dunlap will serve as our Chief Executive Officer at a base salary of $72,000, increasing after 18 months to a level commensurate with industry standards and our ability to pay. Mr. Dunlap is also entitled to receive an incentive profit sharing bonus each year of 6.6% of our net profit before taxes and dividends.

     In May 1997, we entered into an employment agreement with Mr. Anthony Van Zeeland providing that, commencing on May 1, 1997 and continuing for seven years thereafter, Mr. Van Zeeland will serve as our Chief Operating Officer at a base salary of $72,000, increasing after 18 months to a level commensurate with industry standards and our ability to pay. Mr. Van Zeeland is also entitled to receive an incentive profit sharing bonus each year of 3.4% of our net profit before taxes and dividends. We have also agreed to pay Mr. Van Zeeland an annual one-time bonus of $5,000 for each United States patent (and $1,000 for each foreign patent) issued in his name as inventor or co-inventor with a maximum of $20,000 during any fiscal year.

     In November 1998, we entered into an employment agreement with Mr. Brilon providing that, commencing on November 20, 1998 and continuing for three years thereafter, Mr. Brilon will serve as our President and Chief Financial Officer at a base salary of $75,000, increasing after December 31, 1998 to $95,000 or a level commensurate with industry standards, based on Mr. Brilon's performance and our ability to pay. In addition, Mr. Brilon receives an automobile allowance. Mr. Brilon is also entitled to receive an incentive profit sharing bonus each year of 5% of our net profit before tax, goodwill amortization and other non-cash charges. We have also agreed to issue stock options to Mr. Brilon to purchase 176,472 shares of common stock, which vest as follows: 58,824 on December 31, 1998, 58,824 on December 31, 1999, and 58,824 on December 31, 2000.

     In November 1998, we entered into an employment agreement with Mr. Webb providing that, commencing on November 20, 1998 and continuing until January 1, 2000, Mr. Webb will serve on a part-time basis as our Executive Vice President of Marketing at a base salary equal to $26,000. We have also agreed to issue stock options to Mr. Webb to purchase 65,882 shares of common stock, which vest as follows: 28,235 on January 1, 1999, 18,824 on January 1, 2000, and 18,823 on
January 1, 2001.

SEVERANCE AND CHANGE OF CONTROL PROVISIONS

     Each of the employment agreements described above provide for certain benefits to our executive officers upon their severance or upon a change of control of DuraSwitch. If we terminate any of these individuals, with or without cause, we would be required to pay him his gross annual base salary for an additional two year period after termination as to continue all standard employee benefits for two years, including health and medical benefits. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately. If Mr. Dunlap or Mr. Van Zeeland leaves voluntarily, we have agreed to pay him his gross annual base salary for an additional 18 months after termination as well as continuation of all standard employee benefits during such period. If Mr. Brilon leaves voluntarily, we have agreed to pay him his gross annual base salary for an additional 12 months after termination and to continue all standard employee benefits during such period. Each of these executive officers have agreed that they will not, for the two year period following his termination, or in the case of Mr. Dunlap and Mr. Van Zeeland, for the one year period following termination, compete with us within the United States.

     In the event that we are acquired and the executive officer is terminated as a result of such takeover, we have agreed to make a lump sum payment to such executive officer equal to 2.99 times his gross annual salary. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 15, 1999 and as adjusted to reflect the sale of the common stock offered hereby, by (i) each person or entity known to us to own beneficially more than 5% of the outstanding shares of common stock,
(ii) each of our directors and (iii) all our directors and executive officers as a group.

                                                                SHARES BENEFICIALLY OWNED(1)
                                                        --------------------------------------------
                                                                      PERCENT PRIOR    PERCENT AFTER
IDENTITY OF STOCKHOLDER OR GROUP(2)                       NUMBER       TO OFFERING       OFFERING
-----------------------------------                     ----------    -------------    -------------
R. Terren Dunlap......................................   1,447,506        26.5%            19.4%
Anthony J. Van Zeeland................................   1,447,506        26.5             19.4
Robert J. Brilon......................................     130,290(3)      2.3              1.7
Steven R. Green.......................................     630,388(4)     11.5              8.4
John W. Hail..........................................       5,624(5)      0.1              0.1
J. Thomas Webb........................................      28,235(6)      0.5              0.4
Michael A. Van Zeeland................................      15,255         0.3              0.2
William F. Peelle.....................................      15,863         0.3              0.2
All directors and executive officers as a group (8
  persons)............................................   3,720,667        66.1%            48.8%

---------------

(1) Shares beneficially owned and percentage of ownership are based on 5,471,877 shares of common stock outstanding immediately prior to the offering and 7,471,877 shares of common stock outstanding immediately after the offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table (May 15, 1999) are deemed beneficially owned by the holder. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Except as otherwise noted, the mailing address of each of the stockholders in the table is 234 S. Extension Road, Mesa, Arizona 85210.

(3) Includes (i) 81,706 shares subject to options which are currently exercisable, and (ii) 47,059 shares subject to warrants which are currently exercisable.

(4) Represents 630,388 shares owned by Blackwater Capital Partners L.P., of which Steven R. Green, one of our directors, is managing partner. Blackwater's mailing address is 1800 Glenview Road, Glenview, Illinois 60025. Blackwater may sell up to 74,266 shares to the underwriters as part of the over-allotment option. If the underwriters fully exercise the over-allotment option, Blackwater will own 556,122 shares of common stock after the offering, which will be 7.2 % of our total issued and outstanding shares following the offering.

(5) Includes 3,741 shares owned by TVC, Inc., of which John W. Hail is the majority shareholder.

(6) Includes 28,235 shares subject to options which are currently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1997, Mr. R. Terren Dunlap, our Chief Executive Officer, and Mr. Anthony J. Van Zeeland, our Chief Operating Officer, formed an Arizona corporation known as Total Switch, Inc. In connection with the formation of Total Switch, Mr. Dunlap and Mr. Van Zeeland each received shares of common stock representing a 49.5% equity interest in Total Switch and Mr. Michael Van Zeeland (Mr. Anthony J. Van Zeeland's son) and Mr. Rhett Dunlap (Mr. R. Terren Dunlap's son) each received shares of common stock representing a 0.5% equity interest in Total Switch. These individuals contributed a nominal amount of capital for Total Switch's initial capitalization. In addition, Mr. Anthony J. Van Zeeland assigned his continuing rights in the patents for his switch technology, and Total Switch issued a note payable to creditors of Mr. A. Van Zeeland in the amount of $20,569 to satisfy loans made to Mr. A. Van Zeeland to cover the costs of filing the patents for his switch technology.

     On May 1, 1997, we granted Mr. Brilon 22,883 options to purchase common stock at an exercise price of $0.02 per share and 1,525 shares of common for consulting services.

     We have entered into an employment agreement with Mr. A. Van Zeeland. Pursuant to this agreement, Mr. A. Van Zeeland was granted options to purchase 83,903 shares of common stock at fair market value, which were immediately exercised at $0.02 per share. See "Management -- Employment and Severance Agreements."

     On May 1, 1997, we entered into an agreement with VanDun, LLC, a limited liability company wholly-owned by Mr. A. Van Zeeland and Mr. R. Terren Dunlap, pursuant to which VanDun provides intellectual property consulting services to us. The agreement requires us to pay VanDun a management fee equal to 1.1% of invoiced sales for all component switches and integrated component switch panels sold by us during the term of this agreement. The agreement terminates upon the expiration of our patents in approximately 20 years. In fiscal 1998 we paid VanDun $780. This agreement obligates Messrs. Van Zeeland and Dunlap to preserve all their personal notes and records regarding our intellectual property and to assist us in protecting our intellectual property from infringement, including testifying during legal or administrative proceedings. These duties extend beyond the terms of Messrs. Van Zeeland's and Dunlap's employment agreements and noncompetition covenants.

     On June 29, 1998, we issued shares of Series A Preferred Stock convertible into 504,311 shares of our common stock, together with warrants to purchase 252,155 additional shares of common stock, to Blackwater Capital Partners, L.P. (and another entity controlled by Blackwater). Blackwater purchased these securities for a total payment of $1,000,000. As part of this transaction, we granted registration rights to Blackwater with respect to all of the common stock issuable upon exercise or conversion of the preferred stock and warrants. On December 31, 1998, Blackwater converted all of their shares of preferred stock into 504,311 shares of our common stock. Steven R. Green, a director of DuraSwitch, is the managing director of Blackwater Capital Partners.

     On November 1, 1998 we entered into a consulting agreement with Mr. Brilon for management services. Under this agreement, Mr. Brilon received $1,380 and warrants to purchase 47,059 shares of common stock at $3.19 per share. The agreement was terminated on November 20, 1998 when Mr. Brilon became our full-time employee.

     On January 15, 1999, we borrowed $100,000 from Blackwater Capital Partners. The loan accrued interest at an annual rate of 9%. On April 30, 1999, Blackwater exercised warrants to purchase 126,077 shares of common stock. As payment for the exercise price, Blackwater agreed to cancel our $100,000 loan and executed a note payable to us in the amount of $147,263. This note bears interest at 8% per annum and is payable on the earlier of the completion of this offering or December 31, 1999.

     During the first quarter of 1999, we loaned $150,000 to Camplex/Concept W Corporation, an entity that we had considered as a possible acquisition candidate. Subsequent to March 31, 1999, we determined that we would not acquire Camplex. The $150,000 loan is due January 1, 2000, and bears interest at 9%. J. Thomas Webb, one of our directors, is the CEO, Chairman of the Board and a major stockholder of Camplex.

     Based on a prior relationship of Anthony J. Van Zeeland, the inventor of our technology, with his prior employer, we granted to that employer a nonexclusive license to manufacture products using our technology. Because we may unilaterally cancel the license in April 2000, we do not believe this licensing arrangement will materially affect our business.

                                  UNDERWRITING

     The underwriters named below, for whom Cruttenden Roth Incorporated is acting as representative, have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite each underwriter's name below, subject to the terms and conditions set forth in our underwriting agreement.

                                                                NUMBER OF
UNDERWRITERS                                                     SHARES
------------                                                    ---------
Cruttenden Roth Incorporated................................

                                                                ---------
     Total..................................................    2,000,000
                                                                =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from our counsel and independent public accountants. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

     We have granted an option to the underwriters, exercisable for a period of 45 days after the date of this prospectus, to purchase up to an additional 225,734 shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. Blackwater Capital Partners, L.P., the selling stockholder, has granted an option to the underwriters to purchase an additional 74,266 shares of our common stock on the same terms and conditions. The underwriters may exercise this option only to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase the additional shares of common stock in approximately the same proportion as set forth in the above table.

     We have been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities
dealers at such price less a concession not in excess of $          per share.
The underwriters may allow, and such selected dealers may reallow, a discount
not in excess of $          per share to certain brokers and dealers. After the
public offering of the shares, the public offering price and other selling terms may be changed by the representative. No change in such terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The representative has advised us that it does not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the underwriters.

     In connection with this offering, we have agreed to issue the representative a warrant to purchase up to 200,000 shares of our common stock. The representative's warrant will have a term of five years and will be exercisable commencing one year after the effective date of this offering, at an exercise price per share of 120% of the initial price of the common stock being offered hereby to the public. The representative's warrant cannot be transferred except in limited circumstances. During the exercise period, the holders of the representative's warrant are entitled to certain demand and incidental registration rights which will expire five years after the date of this prospectus and which may require us to register for public resale the shares of common stock issuable under the warrant. The number of shares covered by the representative's warrant and the exercise price thereof are subject to adjustment in certain events to prevent dilution.

     We have also agreed to pay the representative a non-accountable expense allowance equal to 3% of the aggregate public offering price of the shares of common stock sold in the offering. The representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the representative. To the extent that the expenses of the representative are less than the non-accountable expense allowance, the excess will be considered compensation to the representative.

     In total, we will pay compensation to the representative and the underwriters as follows:

     - commission of $          per share of common stock sold;

     - nonaccountable expense allowance of $          per share of common stock
       sold; and

     - warrants to purchase up to 200,000 shares of common stock at 120% of the per share offering price.

     The public offering price for the common stock will be determined by negotiation between us and the representative. In determining such price, consideration will be given to various factors, including market conditions for the public offering, the past history of and prospects for our business, operations, earnings and financial position, an assessment of our management, the market for securities of companies in businesses similar to ours, the general condition of the securities markets and other relevant factors. There can be no assurance that the public offering price will correspond to the price at which the common stock traded prior to this offering or will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

     Our executive officers, directors and certain affiliates have agreed that they will not, without the prior written consent of the representative (which consent may be withheld in its sole discretion) and subject to certain limited exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, sell short, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of completion of this offering. The representative, on behalf of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, we have agreed that, for a period of 180 days after the date of completion of this offering, we will not, without the consent of the representative, make any offering, purchase, sale or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of common stock (or enter into any related agreement) except for the grant of options to purchase shares of common stock pursuant to our stock option plans and the issuance of shares of common stock issued pursuant to the exercise of options granted under such plans. After this 180 day period, certain of our stockholders have agreed that the representative will have a right of first refusal for a period of two years to be their sole broker for any sales of their shares.

     The representative has advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The underwriting agreement provides that we and the selling stockholder will indemnify the underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.

     The foregoing is a summary of the principal terms of the underwriting agreement. It does not purport to be complete and is qualified in its entirety by reference to the form of underwriting agreement that is filed as an exhibit to our registration statement of which this prospectus is a part.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation (the "Articles") and Bylaws which are included as exhibits to the Registration Statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     Immediately prior to the offering, there were 5,471,877 shares of common stock outstanding which were held of record by approximately 300 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders are not entitled to cumulate their votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive such dividends pro rata, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Subject to the provisions of our Articles and the limitations mandated by law, we are authorized to issue 10,000,000 shares of preferred stock, 2,143,321 of which are designated Series A Convertible Preferred Stock and the remainder of which are undesignated preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Shares of preferred stock so designated may have voting, conversion, liquidation preference, redemption, sinking fund provisions and other rights which are superior to those of the common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of DuraSwitch without further action by the stockholders, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of common stock.

     At present, we have no shares of preferred stock issued and outstanding.

WARRANTS AND OPTIONS

     As of May 15, 1999, we had outstanding warrants to purchase 113,459 shares of our common stock, all of which were exercisable. Of these warrants, warrants to purchase 42,870 shares are exercisable at $1.98 per share and warrants to purchase 70,589 shares are exercisable at $3.19 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations.

     As of May 15, 1999, options to purchase 726,471 shares of common stock were outstanding, 536,942 of which are exercisable.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of our Articles and Bylaws and provisions of applicable Nevada Law may affect potential changes in control. The cumulative effect of these provisions may be to make it more difficult to acquire and exercise control and to make changes in management.

     Pursuant to our Articles, the affirmative vote of at least two-thirds of the directors present at any meeting of the Board of Directors at which a quorum is present is required for a sale of all or substantially all of our assets, a merger with another entity, an amendment of the Bylaws, a dissolution, and a sale of all of our issued and outstanding stock.

     Nevada law prohibits business combinations between Nevada corporations and interested stockholders for a period of three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of the shares by the interested stockholder is approved by the board of directors. Applicable Nevada law also prohibits such business combinations following the expiration of three years after the interested stockholder's date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 to 78.444 inclusive with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder. Applicable Nevada law defines interested stockholders to include persons who, alone or together with affiliates, beneficially own 10% of the outstanding stock of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. We have not opted out of the application of these provisions.

     Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless such voting rights are approved by a majority of the voting powers of the corporation. A Nevada corporation may opt-out of the application of these provisions under certain circumstances. We have not opted out of the application of this statute.

     Nevada law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing articles of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

     The effect of these provisions may be to make more difficult the accomplishment of a merger or other takeover or change in control. To the extent that these provisions have this effect, removal of our incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     The General Corporation Law authorizes a Nevada corporation to eliminate or limit the personal liability of directors and officers to the corporation and its stockholders for damages for breach of certain fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors and officers, and accordingly, our Articles include a provision eliminating liability for damages for any breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) authorizing unlawful distribution in violation of the General Corporation Law. Directors are not insulated from liability for breach of their duty or loyalty or for claims arising under the federal securities laws. The foregoing provisions of the Articles may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted us and our stockholders. We have comprehensive directors and officers liability insurance coverage, with an aggregate policy limit of $2,000,000 for the benefit of its officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DuraSwitch pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

REGISTRATION RIGHTS

     Holders of 756,466 shares of common stock and a holder of warrants to acquire 47,059 shares of common stock have the right to receive notice of proposed registrations of securities by us and to cause us to include all or a portion of their shares in such registrations, provided, among other conditions, that the underwriters of any such offering shall have the right to limit the number of shares included in such registration. We are obligated to pay the offering expenses of each such offering. Holders of applicable registration rights have waived their rights to participate in this offering with the exception of 74,266 shares of common stock in the over-allotment.

TRANSFER AGENT AND REGISTRAR

     We have appointed First American Stock Transfer, located in Phoenix, Arizona as the transfer agent and registrar for our common stock.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     Since January 1998, our common stock has traded on the OTC Bulletin Board. In light of the limited trading market for our common stock (approximately 375,000 shares), we believe our past trading prices are not meaningful when evaluating the offering price. The high and low inter-dealer price (as adjusted for the 4.25 to 1 reverse stock split) for the calendar quarters since trading began on the OTC Bulletin Board are as follows:

PERIOD ENDED                                                   HIGH      LOW
------------                                                  ------    ------
March 31, 1998..............................................  $24.44    $17.47
June 30, 1998...............................................  $21.25    $12.75
September 30, 1998..........................................  $20.40    $12.75
December 31, 1998...........................................  $14.88    $ 6.38
March 31, 1999..............................................  $ 9.56    $ 6.38
June 30, 1999...............................................      --        --

     These bid prices are inter-dealer prices without retail markup, markdown or commission, and may not represent actual transactions.

     We have applied for listing with the American Stock Exchange (AMEX) under the trading symbol "DRA" by requesting a preliminary listing eligibility opinion.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. Upon completion of this offering, there will be 7,471,877 shares of common stock outstanding. Of these shares, the 2,000,000 shares sold in this offering plus the 375,000 shares which formerly traded on the OTC Bulletin Board will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares owned by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 5,096,877 shares of common stock outstanding will be "restricted securities," as that term is defined in Rule 144, and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

     In general, under Rule 144 of the Securities Act as currently in effect, a person who has beneficially owned "restricted securities" for at least one year is entitled to sell within any three month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock (74,719 shares after giving effect to this offering) and
(ii) the average weekly trading volume of the common stock on the American Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about DuraSwitch. A person who has beneficially owned shares for at least two years and who has not been an affiliate of DuraSwitch at any time during the 90 days preceding a sale would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

     Officers, directors and certain of our stockholders owning an aggregate of 3,689,745 shares of common stock and warrants and options to purchase 312,295 shares of common stock have entered into lock-up agreements with the underwriters pursuant to which these stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

     Prior to the expiration of the lock-up agreements with the underwriters, we expect to file a Registration Statement on Form S-8 under the Securities Act to register all of the shares of common stock reserved for issuance pursuant to the exercise of options issued under our 1997 and 1999 Stock Option Plans. After the effective date of such Registration Statement and the expiration of the lock-up agreements, shares purchased upon exercise of options granted pursuant to the Plans generally will be available for resale in the public market. As of May 15, 1999, options to purchase 762,471 shares of common stock were outstanding, 536,942 of which were exercisable. To date, 90,005 options have been exercised.

     Following completion of this offering, holders of 756,466 shares of common stock and holders of warrants to acquire 47,059 shares of common stock will have the right, under certain conditions, to cause us to register such shares under the Securities Act and to participate in future registrations. See "Description of Securities -- Registration Rights."

     Prior to this offering, there has been only a small trading market for our common stock, and no precise prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.

HOLDERS

     As of May 15, 1999, there were approximately 300 holders of record of our common stock. We believe that our common stock is held by in excess of 400 beneficial holders.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     Joel H. Bock, an attorney with the firm of Dorn, McEachran, Jambor & Keating, who provides intellectual property-oriented legal services to us, owns a total of 15,255 shares of common stock. We provided 7,628 of those shares to Mr. Bock as partial payment for his firm's legal services. He purchased the remaining shares on June 1, 1997 at $1.31 per share, which was the market price at that time.

                                 LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon for us by our general counsel, Quarles & Brady LLP, Phoenix, Arizona. Legal issues related to intellectual property matters are being passed upon for us by Dorn, McEachran, Jambor & Keating, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                    EXPERTS

     The financial statements of DuraSwitch Industries, Inc. as of December 31, 1998 and for the year then ended, and the financial statements of Aztec Industries, Inc. as of January 31, 1998 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of DuraSwitch Industries, as of December 31, 1997 and the period then ended included in this prospectus have been audited by McGladrey & Pullen LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     DuraSwitch has filed with the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement under the Act concerning the common stock offered by this prospectus. Certain portions of the registration statement have not been included in this prospectus as permitted by the Commission's regulations. For further information concerning DuraSwitch and the shares of common stock offered hereby, see the registration statement and its exhibits, which may be inspected at the offices of the Commission, without charge. Copies of the material contained therein may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete; where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.

     After completion of this offering, DuraSwitch will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices maintained by the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, 13th Floor, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DURASWITCH INDUSTRIES, INC.
Independent Auditors' Reports...............................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1998 and
     1997 and March 31, 1999 (Unaudited)....................   F-4
  Consolidated Statements of Operations Period from May 1,
     1997 (Date of Inception) to December 31, 1997, Year
     Ended December 31, 1998 and Three Months Ended March
     31, 1998 and 1999 (Unaudited)..........................   F-5
  Consolidated Statements of Stockholders' Equity Period
     from May 1, 1997 (Date of Inception) to December 31,
     1997, Year Ended December 31, 1998 and Three Months
     Ended March 31, 1998 and 1999 (Unaudited)..............   F-6
  Consolidated Statements of Cash Flows Period from May 1,
     1997 (Date of Inception) to December 31, 1997, Year
     Ended December 31, 1998 and Three Months Ended March
     31, 1998 and 1999 (Unaudited)..........................   F-7
  Notes to Consolidated Financial Statements................   F-9

AZTEC INDUSTRIES, INC.
Independent Auditors' Report................................  F-20
Financial Statements:
  Balance Sheet as of January 31, 1998......................  F-21
  Statement of Operations Year Ended January 31, 1998.......  F-22
  Statement of Stockholders' Capital Deficiency Year Ended
     January 31, 1998.......................................  F-23
  Statement of Cash Flows Year Ended January 31, 1998.......  F-24
  Notes to Financial Statements.............................  F-25

     The following report is in the form that will be signed upon completion of the 4.25-to-1 reverse stock split discussed in Note 2 to the consolidated financial statements, assuming that from February 26, 1999 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein. If the stock split ratio changes, all references to numbers of shares, per share amounts and stock option data included within the consolidated financial statements will also change.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
June 3, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
DuraSwitch Industries, Inc.
Mesa, Arizona

     We have audited the accompanying consolidated balance sheet of DuraSwitch Industries, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations and accumulated deficit, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the period from May 1, 1997 (date of inception) to December 31, 1997 were audited by other auditors whose report, dated October 1, 1998, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1998 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The Company was in the development stage at December 31, 1997. During the year ended December 31, 1998, the Company completed its development activities and commenced its planned principal operations.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 26, 1999, except for Note 2, as to which the date is             , 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
DuraSwitch Industries, Inc.
(A Development Stage Company)
Mesa, Arizona

     We have audited the accompanying balance sheet of DuraSwitch Industries, Inc. (A Development Stage Company) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the period from May 1, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DuraSwitch Industries, Inc. (A Development Stage Company) as of December 31, 1997, and the results of its operations and its cash flows for the period from May 1, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.

MCGLADREY & PULLEN, LLP
Phoenix, Arizona
October 1, 1998

                          DURASWITCH INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1997 AND 1998, AND MARCH 31, 1999 (UNAUDITED)

                                                                                     MARCH 31,
                                                           1997         1998           1999
                                                         ---------   -----------   -------------
                                                                                    (UNAUDITED)
                                                                                   (SEE NOTE 15)
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 235,981   $   143,860    $   411,790
  Accounts receivable (net of allowance for doubtful
     accounts of $9,346 at December 31, 1998 and March
     31, 1999).........................................      5,762       136,078        316,224
  Loan to Camplex / Concept W Corporation..............                                 150,000
  Inventory............................................                  235,567        365,275
  Prepaid expenses and other current assets............     16,955        76,640         83,165
                                                         ---------   -----------    -----------
     Total current assets..............................    258,698       592,145      1,326,454
Property and equipment -- net..........................     60,337       167,672        339,455
Goodwill -- net........................................                  662,767        644,529
Patents and other assets...............................     60,880       105,246         80,141
                                                         ---------   -----------    -----------
Total assets...........................................  $ 379,915   $ 1,527,830    $ 2,390,579
                                                         =========   ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  23,957   $   221,243    $   453,991
  Accrued expenses and other current liabilities.......     19,568       223,331        310,007
  Line of credit.......................................                                  95,000
  Loans from officers..................................     11,898        40,281
  Current portion of notes payable and capital leases
     payable...........................................                  132,985        228,999
                                                         ---------   -----------    -----------
     Total current liabilities.........................     55,423       617,840      1,087,997
                                                         ---------   -----------    -----------
Long-term debt:
  Notes payable........................................                  107,701         93,870
  Capital leases payable...............................                   50,014         89,690
                                                         ---------   -----------    -----------
     Total long-term liabilities.......................                  157,715        183,560
                                                         ---------   -----------    -----------
     Total liabilities.................................     55,423       775,555      1,271,557
                                                         ---------   -----------    -----------
Commitments and contingencies (Notes 1 and 14)
Stockholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares
     authorized, no shares issued and outstanding
  Common stock, $.001 par value, 40,000,000 shares
     authorized, 4,138,609 and 4,911,250 and 5,219,722
     shares issued and outstanding, respectively.......      4,139         4,911          5,220
  Common stock paid for but not issued (32,424
     shares)...........................................    260,000
  Additional paid-in capital...........................    509,439     3,535,878      4,502,432
  Accumulated deficit..................................   (449,086)   (2,788,514)    (3,238,630)
  Stock subscription receivable........................                                (150,000)
                                                         ---------   -----------    -----------
     Total stockholders' equity........................    324,492       752,275      1,119,022
                                                         ---------   -----------    -----------
Total liabilities and stockholders' equity.............  $ 379,915   $ 1,527,830    $ 2,390,579
                                                         =========   ===========    ===========

                See notes to consolidated financial statements.

                          DURASWITCH INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           PERIOD FROM
                                           MAY 1, 1997
                                            (DATE OF                            THREE MONTHS
                                          INCEPTION) TO    YEAR ENDED          ENDED MARCH 31,
                                          DECEMBER 31,    DECEMBER 31,   ---------------------------
                                              1997            1998            1998           1999
                                          -------------   ------------   ---------------   ---------
                                                                                 (UNAUDITED)
                                                                                (SEE NOTE 15)
Net sales...............................    $   5,762     $ 1,354,790       $ 308,248      $ 467,614
Cost of goods sold......................        6,617       1,300,190         283,602        463,717
                                            ---------     -----------       ---------      ---------
     Gross (loss) profit................         (855)         54,600          24,646          3,897
                                            ---------     -----------       ---------      ---------
Operating expenses:
  Selling, general and administrative...      309,951       1,194,905         209,876        366,939
  Research and development..............      142,550         409,425         104,062        104,634
                                            ---------     -----------       ---------      ---------
     Total operating expenses...........      452,501       1,604,330         313,938        471,573
                                            ---------     -----------       ---------      ---------
Loss from operations....................     (453,356)     (1,549,730)       (289,292)      (467,676)
Other income (expense) -- net...........        4,270         (49,698)         (4,204)        17,560
                                            ---------     -----------       ---------      ---------
Net loss................................     (449,086)     (1,599,428)       (293,496)      (450,116)
                                            ---------     -----------       ---------      ---------
Noncash discount on proceeds of
  preferred stock for beneficial
  conversion feature....................                     (740,000)
                                            ---------     -----------       ---------      ---------
Net loss attributable to common stock...    $(449,086)    $(2,339,428)      $(293,496)     $(450,116)
                                            =========     ===========       =========      =========
Net loss per common share, basic and
  diluted...............................    $    (.12)    $      (.55)      $   (0.07)     $   (0.09)
                                            =========     ===========       =========      =========
Weighted average shares outstanding,
  basic and diluted.....................    3,786,898       4,268,642       4,216,900      5,072,743
                                            =========     ===========       =========      =========

                See notes to consolidated financial statements.

                          DURASWITCH INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       PERIOD FROM MAY 1, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997,
                        YEAR ENDED DECEMBER 31, 1998 AND
                 THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                                                          COMMON STOCK
                                                            PAID FOR
                                   COMMON STOCK          BUT NOT ISSUED        PREFERRED STOCK         STOCK       ADDITIONAL
                               ---------------------   -------------------   --------------------   SUBSCRIPTION    PAID IN
                                SHARES      AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT      RECEIVABLE     CAPITAL
                               ---------   ---------   -------   ---------   --------   ---------   ------------   ----------
ISSUANCE OF COMMON STOCK.....    470,588   $  60,000
 Effect of 6.4834 for 1 stock
   split.....................  2,580,424
 Effect of reverse merger
   accounted for as a
   recapitalization..........    620,792
 Stock options exercised.....     83,903       1,650
 Issuance of stock for
   cash......................                                                 305,101   $ 388,444
 Issuance of stock for
   services..................     32,036       1,989                           45,765      60,000
 Conversion of preferred
   stock to common stock.....    350,866     448,444                         (350,866)   (448,444)
 Cash for stock not issued...                           32,424   $ 260,000
 Recapitalization due to
   change in par value.......               (507,944)                                                              $  507,944
 Compensation expense from
   stock options.............                                                                                           1,495
 Net loss....................
                               ---------   ---------   -------   ---------   --------   ---------    ---------     ----------
BALANCE, DECEMBER 31, 1997...  4,138,609       4,139    32,424     260,000         --          --                     509,439
 Issuance of stock for cash
   previously received.......     32,424          32   (32,424)   (260,000)                                           259,968
 Issuance of stock for
   acquisition of Aztec
   Industries, Inc...........     70,588          71                                                                  566,929
 Net proceeds from sale of
   common stock for cash.....    143,451         143                                                                  533,608
 Net proceeds from sale of
   preferred stock and common
   stock warrants............                                                 504,311     740,000                     883,085
 Issuance of stock for
   services..................     15,765          16                                                                   41,826
 Stock options exercised.....      6,102           6                                                                      124
 Compensation expense from
   stock options.............                                                                                           1,403
 Conversion of preferred
   stock to common stock.....    504,311         504                         (504,311)   (740,000)                    739,496
 Net loss....................
                               ---------   ---------   -------   ---------   --------   ---------    ---------     ----------
BALANCE, DECEMBER 31, 1998...  4,911,250       4,911                                                                3,535,878
 Net proceeds from sale of
   common stock (unaudited)..    305,805         306                                                 $(150,000)       955,280
 Issuance of stock for
   services (unaudited)......      2,667           3                                                                    8,497
 Compensation expense from
   stock options
   (unaudited)...............                                                                                           2,777
 Net loss (unaudited)........
                               ---------   ---------   -------   ---------   --------   ---------    ---------     ----------
BALANCE, MARCH 31, 1999
 (UNAUDITED).................  5,219,722   $   5,220        --   $      --         --   $      --    $(150,000)    $4,502,432
                               =========   =========   =======   =========   ========   =========    =========     ==========


                               ACCUMULATED
                                 DEFICIT        TOTAL
                               -----------   -----------
ISSUANCE OF COMMON STOCK.....                $    60,000
 Effect of 6.4834 for 1 stock
   split.....................
 Effect of reverse merger
   accounted for as a
   recapitalization..........
 Stock options exercised.....                      1,650
 Issuance of stock for
   cash......................                    388,444
 Issuance of stock for
   services..................                     61,989
 Conversion of preferred
   stock to common stock.....
 Cash for stock not issued...                    260,000
 Recapitalization due to
   change in par value.......
 Compensation expense from
   stock options.............                      1,495
 Net loss....................  $  (449,086)     (449,086)
                               -----------   -----------
BALANCE, DECEMBER 31, 1997...     (449,086)      324,492
 Issuance of stock for cash
   previously received.......
 Issuance of stock for
   acquisition of Aztec
   Industries, Inc...........                    567,000
 Net proceeds from sale of
   common stock for cash.....                    533,751
 Net proceeds from sale of
   preferred stock and common
   stock warrants............     (740,000)      883,085
 Issuance of stock for
   services..................                     41,842
 Stock options exercised.....                        130
 Compensation expense from
   stock options.............                      1,403
 Conversion of preferred
   stock to common stock.....
 Net loss....................   (1,599,428)   (1,599,428)
                               -----------   -----------
BALANCE, DECEMBER 31, 1998...   (2,788,514)      752,275
 Net proceeds from sale of
   common stock (unaudited)..                    805,586
 Issuance of stock for
   services (unaudited)......                      8,500
 Compensation expense from
   stock options
   (unaudited)...............                      2,777
 Net loss (unaudited)........     (450,116)     (450,116)
                               -----------   -----------
BALANCE, MARCH 31, 1999
 (UNAUDITED).................  $(3,238,630)  $ 1,119,022
                               ===========   ===========

                See notes to consolidated financial statements.

                          DURASWITCH INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  PERIOD FROM
                                                  MAY 1, 1997
                                                   (DATE OF                         THREE MONTHS
                                                 INCEPTION) TO    YEAR ENDED       ENDED MARCH 31,
                                                 DECEMBER 31,    DECEMBER 31,   ---------------------
                                                     1997            1998         1998        1999
                                                 -------------   ------------   ---------   ---------
                                                                                     (UNAUDITED)
                                                                                    (SEE NOTE 15)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................    $(449,086)    $(1,599,428)   $(293,496)  $(450,116)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization.............       18,868         131,169       24,642      42,183
     Gain on sale of equipment.................                                               (12,500)
     Stock option compensation expense.........        1,495           1,403          351       2,777
     Issuance of stock for services............       61,989          41,842                    8,500
     Bad debt expense..........................       59,797          11,033        1,726
     Changes in operating assets and
       liabilities net of the effects of
       acquisition:
       Accounts receivable.....................       (5,762)         16,507        2,463    (180,146)
       Inventory...............................                      114,046      125,325    (129,708)
       Prepaid expenses and other current
          assets...............................       21,447         (54,551)        (846)     19,028
       Accounts payable........................       23,957         (26,735)     (63,722)    232,748
       Accrued expenses and other current
          liabilities..........................        6,568         128,890       36,028      86,676
                                                   ---------     -----------    ---------   ---------
       Net cash used in operating activities...     (260,727)     (1,235,824)    (167,529)   (380,558)
                                                   ---------     -----------    ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in patents and other
     assets....................................       (9,330)        (61,434)     (11,102)     (5,786)
  Advances to Aztec
     Industries, Inc. .........................      (59,797)        (58,246)     (58,246)
  Loan to Camplex..............................                                              (150,000)
  Proceeds from sale of equipment..............                                                12,500
  Purchases of property and equipment..........      (35,400)        (60,515)     (21,170)   (132,517)
                                                   ---------     -----------    ---------   ---------
       Net cash used in investing activities...     (104,527)       (180,195)     (90,518)   (275,803)
                                                   ---------     -----------    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of stock..............      650,094       1,416,966       99,649     805,586
  Principal payments on notes payable and
     capital leases............................                      (80,451)     (13,025)    (36,014)
  Proceeds from notes payable to stockholder...                                               100,000
  Net (decrease) increase in line of credit....                      (41,000)       8,000      95,000
  Net change in loans from officers............      (48,859)         28,383       44,117     (40,281)
                                                   ---------     -----------    ---------   ---------
       Net cash provided by financing
          activities...........................      601,235       1,323,898      138,741     924,291
                                                   ---------     -----------    ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................      235,981         (92,121)    (119,306)    267,930
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................                      235,981      235,981     143,860
                                                   ---------     -----------    ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......    $ 235,981     $   143,860    $ 116,675   $ 411,790
                                                   =========     ===========    =========   =========

                                                                     (Continued)

                          DURASWITCH INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  PERIOD FROM
                                                  MAY 1, 1997
                                                   (DATE OF                         THREE MONTHS
                                                 INCEPTION) TO    YEAR ENDED       ENDED MARCH 31,
                                                 DECEMBER 31,    DECEMBER 31,   ---------------------
                                                     1997            1998         1998        1999
                                                 -------------   ------------   ---------   ---------
                                                                                     (UNAUDITED)
                                                                                    (SEE NOTE 15)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION --
  Cash paid for interest.......................                  $    58,970    $   7,527   $  10,531
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Acquisition of equipment through capital
     lease.....................................                       55,684                   57,873
  Purchase of Aztec Industries, Inc.:
  Accounts receivable..........................                      157,856      157,856
  Inventories..................................                      349,613      349,613
  Prepaids and other current assets............                        5,134        5,134
  Property and equipment.......................                       38,352       38,352
  Goodwill.....................................                      729,652      729,652
  Accounts payable.............................                     (224,021)    (224,021)
  Accrued expenses.............................                      (74,873)     (74,873)
  Advances from the Company....................                      (58,246)     (58,246)
  Line of credit...............................                      (41,000)     (41,000)
  Notes payable................................                     (287,124)    (287,124)
  Leases payable...............................                      (28,343)     (28,343)
  Common stock.................................                     (567,000)    (567,000)
  Initial capitalization of Company:
  Prepaids and other assets....................    $  38,402
  Patents......................................       60,010
  Property and equipment.......................       35,345
  Accrued expenses.............................      (13,000)
  Notes payable to stockholders................      (60,757)
  Common stock.................................      (60,000)

                See notes to consolidated financial statements.

                                                                     (Concluded)

                          DURASWITCH INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 PERIOD FROM MAY 1, 1997 (DATE OF INCEPTION) TO
              DECEMBER 31, 1997, YEAR ENDED DECEMBER 31, 1998 AND
             THREE MONTHS ENDED MARCH 31, 1998 AND 1999 (UNAUDITED)

1.  NATURE OF BUSINESS

     The Company was incorporated as Total Switch, Inc. ("TSI") on May 1, 1997. On December 31, 1997, TSI entered into a stock exchange agreement with SOS International, Inc. ("SOS"), a Nevada corporation that was traded on the OTC Bulletin Board. SOS had nominal assets and no liabilities on the date of the acquisition. Under the stock exchange agreement, SOS changed its name to DuraSwitch Industries, Inc. (the "Company") and acquired all of TSI's stock in exchange for approximately 85 percent of SOS's outstanding common stock. As a result of this transaction, TSI became a wholly-owned subsidiary of the Company, and TSI's former stockholders took controlling interest in the Company. For accounting purposes, the acquisition has been treated as a recapitalization of TSI with TSI as the acquirer (reverse merger). As a consequence of this combination, the Company became a publicly-traded company.

     At December 31, 1997, the Company was in the development stage. During 1998, through the acquisition of Aztec Industries, Inc. ("Aztec"), the Company commenced operations and is no longer in the development stage. The Company designs, manufactures, markets and distributes integrated electronic control panels developed with its patented technology.

     On January 31, 1998, the Company acquired 100 percent of the outstanding stock of Aztec by issuing 70,588 shares of common stock valued at $8.03 per share, which price was based on the price of recent sales of common stock at such time, and the forgiveness of advances made to Aztec prior to the acquisition. The purchase of Aztec was recorded using the purchase accounting method, which requires an adjustment of all assets and liabilities of Aztec to their estimated fair values on the date of acquisition. The excess of the consideration paid by the Company over the estimated fair value of the net assets acquired ("goodwill") was $729,652 and is being amortized over ten years. The results of operations of Aztec have been included in the Company's consolidated financial statements beginning on February 1, 1998. During 1997, the Company had advanced $59,797 to Aztec. At December 31, 1997, the Company recognized an allowance equal to the balance of the advance.

     The following unaudited pro forma combined condensed financial information for 1997 include the results of operations for the Company, presented as if the Company and Aztec had been combined for all of 1997, along with adjustments which give effect to events that are directly attributable to the transaction and are expected to have a continuing impact.

Net sales...................................................  $1,572,782
Loss from operations........................................  $ (649,027)
Net loss....................................................  $ (697,668)
Basic net loss per common share.............................  $    (0.18)

     Pro forma financial information is not presented for 1998 because the Company purchased Aztec on January 31, 1998, and the 1998 operations previous to the purchase would not have a material effect on the Company's operations.

     The Company has experienced significant operating losses since its inception. The Company anticipates that it will be able to continue to raise additional capital from the sale of its equity securities. (Through February 26, 1999, the Company has raised approximately $650,000 of additional proceeds from the sale of its common stock subsequent to December 31, 1998). In addition, the Company has a $150,000 line of credit it may utilize, if necessary. As a result, management believes the Company will be able to generate cash sufficient to meet the Company's presently projected cash and working capital

                          DURASWITCH INDUSTRIES, INC.

requirements for the next 12 months. The timing and amounts of cash used will depend on many factors, including the Company's ability to increase revenues, control expenditures, and become profitable. Additional funds may be required if the Company is not successful in any of these areas. The Company's ability to continue funding its operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, or to obtain additional funds through equity or debt financing, or from other sources of financing, as may be required.

2.  STOCK SPLIT

     In connection with a proposed public offering of shares of the Company's
common stock, on June   , 1999, the Company's Board of Directors declared a
4.25-to-1 reverse stock split to be effective upon the effective date of the Registration Statement. All references in the financial statements to number of shares, per share amounts and stock option data of the Company's common and preferred stock have been restated to reflect the effect of the stock split.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

       PRINCIPLES OF CONSOLIDATION -- All material intercompany balances and transactions have been eliminated in consolidation.

       CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       INVENTORY is carried at the lower of cost, determined using the FIFO ("first-in, first-out") method, or market.

       PROPERTY AND EQUIPMENT -- Depreciation is computed using the straight-line method over the useful lives of the related assets as follows:

Computer equipment..........................................  3 years
Other machinery and equipment...............................  5 years
Office furniture and fixtures...............................  5 years

       PATENTS are recorded at cost and amortized using the straight-line method over five years. Patents are recorded net of accumulated amortization of $8,460 and $25,528 at December 31, 1997 and 1998, respectively.

       GOODWILL is recorded at cost and is being amortized on a straight-line basis over ten years. Goodwill is recorded net of accumulated amortization of $66,885 at December 31, 1998.

       INCOME TAXES -- Deferred taxes are provided on temporary differences between the tax basis of assets and liabilities for financial reporting purposes and income tax purposes.

       LOSS PER COMMON SHARE -- Basic earnings or loss per share is computed by dividing the loss attributable to the common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings or loss per share is computed using the weighted average number of shares of common stock outstanding plus the effect of any stock options or warrants if they are dilutive.

       IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
OF -- The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                          DURASWITCH INDUSTRIES, INC.

       FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying values of cash and cash equivalents, accounts receivable, accounts payable and loans payable approximate fair values due to the short-term maturities of these instruments. The fair value of notes payable and capital leases approximate the carrying value of these instruments because the terms are similar to those in the market place under which they could be replaced.

       SEGMENTS -- The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosure about Segments of an Enterprise and Related Information, for the year ended December 31, 1998. SFAS No. 131 modifies the disclosure requirements for reportable segments. The Company operates in only one segment. Consequently, the implementation of this Statement had no effect on the Company's financial statement presentation.

       COMPREHENSIVE INCOME -- The Company has adopted SFAS No. 130, Reporting Comprehensive Income, for the year ended December 31, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, and its components in a full set of general-purpose financial statements. The adoption of this pronouncement had no effect on the Company's consolidated financial statements.

       NEW ACCOUNTING PRONOUNCEMENT -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments as fair value. The statement is effective for the Company's fiscal year ending December 31, 2001. The Company has not completed evaluating the impact of implementing the provisions of SFAS No. 133.

       USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.  CONCENTRATIONS

     The Company maintained its deposits in three financial institutions at December 31, 1998 and in one financial institution at December 31, 1997. At December 31, 1997 and 1998, the Company maintained deposits in excess of federal depository insurance.

     During 1998, over 50 percent of the Company's net sales were generated from sales to 13 customers, including one customer which constituted over 11 percent of the Company's net sales.

5.  INVENTORY

     Inventory consists of the following at December 31, 1998:

Raw materials...............................................  $101,765
Work in process.............................................   111,764
Finished goods..............................................    42,038
Less reserve for obsolete inventory.........................   (20,000)
                                                              --------
Total inventory.............................................  $235,567
                                                              ========

                          DURASWITCH INDUSTRIES, INC.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                                1997        1998
                                                              --------    --------
Computer equipment..........................................  $ 51,331    $ 81,341
Office furniture and fixtures...............................     7,509      24,759
Other machinery and equipment...............................    11,905     116,378
                                                              --------    --------
Total.......................................................    70,745     222,478
Less accumulated depreciation...............................   (10,408)    (54,806)
                                                              --------    --------
Property, plant and equipment -- net........................  $ 60,337    $167,672
                                                              ========    ========

7.  NOTES PAYABLE

     Notes payable consist of the following at December 31, 1998:

Note payable to bank, payments of principal and interest of
  $4,536 with interest at 13.2% per annum, due March 31,
  2002, collateralized by property and equipment............  $142,582
Note payable to former owner of Aztec, imputed interest at
  8% per annum, due January 31, 2000, unsecured.............    72,787
                                                              --------
Total.......................................................   215,369
Less current portion........................................   107,668
                                                              --------
Long term notes payable.....................................  $107,701
                                                              ========

     Future minimum maturities of notes payable as of December 31, 1998 are as follows:

1999........................................................  $107,668
2000........................................................    47,083
2001........................................................    49,812
2002........................................................    10,806
                                                              --------
Total.......................................................  $215,369
                                                              ========

8.  LOANS FROM OFFICERS

     Loans from officers consist of two notes payable due to two stockholders who are employees of the Company. The notes are due in 1999. The notes, which bear interest at a rate of 9.5 percent and 18 percent, are not collateralized. The note payable with the interest rate of 18% was repaid in January 1999.

     In May 1998 and June 1998, the Company obtained additional funding of $139,000 through the issuance of promissory notes to stockholders as well as to a family member of one of the stockholders. These notes bear interest at a rate of 18 percent. These notes were repaid in full on June 30, 1998.

9.  LINE OF CREDIT

     The Company maintains a $150,000 line of credit with a bank that bears interest at the prime rate plus 2% (9.75% at December 31, 1998) and expires on December 4, 1999. Outstanding borrowing on the line of credit are collateralized by the Company's accounts, accounts receivable and inventory. The Company had no borrowings on the line of credit at December 31, 1998. The Company borrowed $95,000 against this line of credit in 1999.

                          DURASWITCH INDUSTRIES, INC.

10.  CAPITAL LEASES

     The Company has property and equipment with a gross value of $92,643 and a book value of $70,555 under various capital leases. The amortization of fixed assets acquired in capital leases is included in depreciation expense. At December 31, 1998, the present value of future minimum capital lease payments are as follows:

1999........................................................  $34,429
2000........................................................   31,289
2001........................................................   27,177
                                                              -------
Total.......................................................   92,895
Less interest at rates ranging from 11.69% to 16.26%........   17,564
                                                              -------
Present value of minimum capital lease obligations..........   75,331
Less current portion of capital lease obligations...........   25,317
                                                              -------
Long term portion of capital lease obligations..............  $50,014
                                                              =======

11.  STOCKHOLDERS' EQUITY

       COMMON STOCK -- On May 1, 1997, 470,588 shares of common stock were issued to the founders in exchange for patents, services, equipment and cash.

     On December 31, 1997, the stockholders approved a change in the par value of its common stock from no par to a par value of $.001 per share.

     In January 1998, the Company issued 32,424 shares of common stock for cash that was received in December 1997.

       SERIES A CONVERTIBLE PREFERRED STOCK -- The Series A convertible preferred stock is convertible into common stock at a rate of one for one and has the same voting rights as the common stock. Dividends accumulate as declared by the Board of Directors and none have been declared. Preferred stockholders have preferences in the event of liquidation and would receive dividends prior to common stockholders if dividends are declared.

     During the period ended December 31, 1997, the Company completed a private placement offering. The Company sold 350,866 of Series A convertible preferred stock for cash and services totaling $448,444, net of costs. The proceeds of this offering were used to pay debt, general and administrative expenses, research and development and for working capital. All Series A convertible preferred stock outstanding during the period was converted to common stock in December 1997 upon the reverse merger at a rate of one for one.

     During 1998, the Company raised $1,000,000 in a private placement from the sale of 504,311 shares of Series A convertible preferred stock and warrants to purchase 252,155 shares of common stock at a price of approximately $1.98 per share. The warrants expire June 30, 2001. All shares of Series A convertible preferred stock were converted to common stock on December 31, 1998. The Company incurred offering costs of $116,915, which were treated as a reduction of additional paid-in capital. The Series A convertible preferred stock sold in 1998 had a beneficial conversion feature because the preferred stock was immediately convertible into common stock at a price less than the then current fair market value, which value was based on the price of recent sales of common stock at such time. The carrying amount of the preferred stock was discounted by the intrinsic value of the beneficial conversion feature, which was determined to be $740,000. The $740,000 discount was immediately amortized and charged to accumulated deficit and is treated in a manner similar to a dividend to preferred stockholders.

                          DURASWITCH INDUSTRIES, INC.

     COMMON STOCK -- In connection with the sale of common stock during 1998, the Company issued warrants to purchase 89,929 shares of common stock as consideration for services provided by consultants who assisted the Company in raising capital. The estimated fair value of the warrants issued was $185,844, as determined using the Black-Scholes valuation model assuming an expected average risk-free interest rate of 5 percent, an expected life of four to five years, an expected volatility of 45 percent and expected dividend rate of 0 percent. These warrants expire on June 30, 2003 (42,870 warrants with an exercise price of $1.98 per share) and November 20, 2003 (47,059 warrants with an exercise price of $3.19 per share).

     WARRANTS -- As discussed above, the Company has 342,084 of outstanding warrants to purchase common stock.

                                                              WARRANTS    PRICE RANGE
                                                              --------    -----------
Balance, December 31, 1997..................................       --              --
Warrants issued during 1998.................................  342,084     $1.98-$3.19
                                                              -------     -----------
Balance, December 31, 1998..................................  342,084     $1.98-$3.19
                                                              =======     ===========

     REVERSE MERGER -- On December 31, 1997, a reverse merger was effectuated with SOSI as discussed in Note 1. Concurrent with the reverse merger, the following occurred: all outstanding preferred stock was converted into common stock, a 6.4834-for-1 stock split occurred for all common shares outstanding, and 620,792 shares of common stock were retained by the stockholders of SOSI.

12.  INCENTIVE STOCK OPTION PLAN

     Effective May 1, 1997, the Board of Director's approved a stock option plan ("1997 plan"). This plan provides for the granting of incentive and nonqualified stock options to officers, directors and employees of the Company. The plan also provides for the granting of nonqualified stock options to any director, consultant or other individual whose participation the Board of Directors determines to be in the best interest of the Company.

     Upon completion of the reverse merger, the Board of Directors ratified the change of the plan name to the Company's 1997 Stock Option Plan. Furthermore, the Board of Directors ratified the number of shares reserved to be granted under the plan to adjust for the 6.4834-for-1 stock split. Subsequent to December 31, 1998, in a stockholders' meeting, the stockholders ratified the Board of Directors' proposal to increase the number of shares authorized for options under this plan to 823,535.

     The Company accounts for the fair value of the options issued to nonemployees in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The compensation cost that has been charged against income for 1997 and 1998 for the plan options is $1,495 and $1,403, respectively. Options granted to nonemployees were for services performed such as engineering, consulting and public relations.

     The fair value of all stock option grants is estimated on the date of grant in accordance with SFAS No. 123 using minimum value option pricing for options granted prior to December 31, 1997, with the following assumptions:

Expected dividend yield.....................................     0%
Risk-free interest rate.....................................     5%
Expected life...............................................  10 years

     The assumptions used for options granted during 1998 are the same, except the expected life of the options has been decreased from ten years to three years and a volatility rate of 45 percent was used. During 1998, the Company used the Black-Scholes valuation model to determine the options' fair value.

                          DURASWITCH INDUSTRIES, INC.

     As permitted by SFAS No. 123, the Company has elected to continue to measure cost for its stock-based compensation plans with employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized as the option prices are equal to or greater than fair market value on the grant dates. Had compensation for the Company's stock options granted to employees been determined based upon the fair value at the grant date for awards consistent with a methodology prescribed in SFAS No. 123, the Company's net loss attributable to common stock and net loss per share for the periods ended December 31, 1997 and 1998 would have been increased to the pro forma amounts indicated below:

                                                               1997          1998
                                                             ---------    -----------
Net loss:
  As reported..............................................  $(449,086)   $(2,339,428)
  Pro forma................................................   (450,382)    (2,635,764)
Basic net loss per share:
  As reported..............................................      (0.12)          (.55)
  Pro forma................................................      (0.12)          (.62)
Diluted net loss per share:
  As reported..............................................      (0.12)          (.55)
  Pro forma................................................      (0.12)          (.62)

     Options granted under the plan expire up to ten years after the date of grant. The exercise price of such shares is equal to the market price or current asking price of the Company's stock on the date of grant. Options that expire or terminate prior to exercise are added to the shares available for future grants.

     A summary of changes in stock options is as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                              OPTION     EXERCISE
                                                              SHARES      PRICE
                                                              -------    --------
Options granted on May 1, 1997..............................  140,347     $ 0.02
Options granted during 1997.................................   42,256       0.13
Exercised...................................................  (83,903)     (0.02)
                                                              -------     ------
Balance, December 31, 1997..................................   98,700       0.06
Options granted during 1998.................................  640,932      13.18
Exercised...................................................   (6,102)     (0.02)
                                                              -------     ------
Balance, December 31, 1998..................................  733,530     $11.60
                                                              =======     ======

                                                              1997       1998
                                                              -----    --------
Exercisable at the end of the period........................     --     445,296
                                                              =====    ========
Weighted average fair value of options
  granted during the period.................................  $0.13    $  13.18
                                                              =====    ========

                          DURASWITCH INDUSTRIES, INC.

                         OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                 ------------------------------------   ----------------------
                                WEIGHTED
                                 AVERAGE     WEIGHTED                 WEIGHTED
                                REMAINING    AVERAGE                  AVERAGE
   RANGE OF        OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
EXERCISE PRICE   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------   -----------   -----------   --------   -----------   --------
$ 0.02  $ 1.32      92,834         8.5        $ 0.60       92,834      $ 0.60
$ 6.38  $ 6.93     351,128         9.9        $ 6.38       68,776      $ 6.46
$16.19  $22.31     289,568         8.8        $21.51      283,686      $21.59
------  ------     -------         ---        ------      -------      ------
$ 0.02  $22.31     733,530         9.3        $11.60      445,296      $14.96
======  ======     =======         ===        ======      =======      ======

13.  INCOME TAXES

     Net deferred tax assets consist of the following at December 31:

                                                                1997         1998
                                                              ---------    ---------
Deferred tax assets:
  Operating loss carryforwards..............................  $ 135,600    $ 913,600
  Contribution carryforwards................................      1,600        6,800
  Other.....................................................     16,000       18,900
                                                              ---------    ---------
Total deferred tax assets...................................    153,200      939,300
Less valuation allowance....................................   (153,200)    (939,000)
                                                              ---------    ---------
Total.......................................................         --          300
Deferred tax liabilities -- Depreciation....................         --         (300)
                                                              ---------    ---------
Total.......................................................  $      --    $      --
                                                              =========    =========

     During the periods ended December 31, 1997 and 1998, the Company recognized a valuation allowance of $153,200 and $611,000, respectively, against deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized. Realization of the deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

     The Company's net operating loss carryforwards of approximately $2,284,000 for federal income tax purposes begin to expire in 2011.

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the periods ended December 31, 1997 and 1998 due to the following:

                                                                1997         1998
                                                              ---------    ---------
Benefit calculated at statutory rate........................  $ 157,000    $ 544,000
Increase (decrease) in income resulting from:
  State income taxes, net...................................     36,000       96,000
  Nondeductible expenses....................................    (39,800)     (29,000)
  Valuation allowance.......................................   (153,200)    (611,000)
                                                              ---------    ---------
Total.......................................................  $      --    $      --
                                                              =========    =========

                          DURASWITCH INDUSTRIES, INC.

14.  COMMITMENTS

     MANAGEMENT SERVICES AGREEMENT -- The Company has a management services agreement with a company owned and operated by the two major stockholders. This management agreement requires the Company to pay a management service fee equal to 1.1 percent of the invoiced sales price for all Company-patented technology component switches and integrated switch panels sold by the Company. Also, the Company has agreed to pay an equivalent percentage of any license or sublicense fees received from the patented technology. This agreement remains in effect until the expiration of the last patents which may issue on the switch technology. During 1998, the Company expensed approximately $800 under this agreement.

     EMPLOYMENT AND SEPARATION AGREEMENTS -- The Company has several employment and separation agreements with key members of management. These agreements call for a base salary and bonuses based upon the performance of the Company. These agreements also provide for salary and benefits in the event of termination.

     LEASE AGREEMENTS -- Rent expense for the periods ended December 31, 1997 and 1998 approximated $11,000 and $81,500, respectively. Future minimum rental payments, which includes a five-year lease for the Company's office and manufacturing facilities, which expires January 1, 2004 and provides for one two-year extension option, are as follows:

1999........................................................  $156,133
2000........................................................   192,168
2001........................................................   201,906
2002........................................................   211,829
2003........................................................   222,094
                                                              --------
Total.......................................................  $984,130
                                                              ========

     During 1998, the Company entered into an exclusive financial advisor agreement with Duff & Phelps Securities ("D&P"). D&P is to assist the Company in raising capital. The Company pays D&P a monthly fee, and the Company is required to pay D&P additional fees if certain transactions occur. This agreement expires May 2000 and can be terminated by either party with 30 days written notice.

15. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1999

     ORGANIZATION AND BASIS OF PRESENTATION -- The accompanying interim financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission for interim reporting. Accounting policies utilized in the preparation of financial information herein presented are the same as set forth in the Company's annual financial statements. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim financial statements. Interim results of operations are not necessarily indicative of the results of operations for the full year.

                          DURASWITCH INDUSTRIES, INC.

     a. INVENTORY -- Inventory consists of the following at March 31, 1999:

Raw materials...............................................  $137,112
Work in process.............................................   216,251
Finished goods..............................................    16,912
Less reserve for obsolete inventory.........................    (5,000)
                                                              --------
Total inventory.............................................  $365,275
                                                              ========

     b. NOTES PAYABLE -- During the three months ended March 31, 1999, the Company borrowed $100,000 from a stockholder. The outstanding balance under this note payable bears interest at 9 percent per annum. This note was cancelled on April 30, 1999, in connection with warrants that were exercised on April 30, 1999.

     c. CAPITAL LEASES PAYABLE -- During the first quarter of 1999, the Company acquired equipment with a cost of $57,873 under three capital leases that bear interest at rates ranging from 18.36 percent to 24.02 percent.

      At March 31, 1999, the total amount outstanding on capital leases was $125,208.

     d. STOCK OPTIONS -- During the three months ended March 31, 1999, there were no options granted, exercised or cancelled under the 1997 DuraSwitch Stock Option Plan. Options exercisable totaled 515,883 at March 31, 1999.

          The Company's 1999 Stock Option Plan (the "1999 Option Plan") was adopted by the Company's Board of Directors and ratified by the stockholders on March 8, 1999. The maximum number of shares of common stock subject to options that may be outstanding at any time under the 1999 Option Plan is 235,294 shares of common stock. A summary of stock option activity related to the 1999 Option Plan is as follows:

                                                                        WEIGHTED
                                                              OPTION    EXERCISE
                                                              SHARES    AVERAGE
                                                              ------    --------
Outstanding, January 1, 1999................................
Option granted during 1999..................................  23,529     $7.97
Exercised...................................................
                                                              ------     -----
Outstanding, March 31, 1999.................................  23,529     $7.97
                                                              ======     =====
Exercisable at March 31, 1999...............................  11,765
                                                              ======

          The Company accounts for the fair value of the options issued to nonemployees in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The compensation cost that has been charged against income for the quarters ended March 31, 1998 and 1999 for stock options is $351 and $2,777, respectively. Options granted to nonemployees were for services performed such as engineering, consulting and public relations.

          As permitted by SFAS No. 123, the Company has elected to continue to measure cost for its stock-based compensation plans with employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized as the option prices are equal to or greater than fair market value on the grant dates. Had compensation for the Company's stock options granted to employees been determined based upon the fair value at the grant date for awards consistent with methodology prescribed in SFAS No. 123, the Company's net loss attributable to

                          DURASWITCH INDUSTRIES, INC.

     common stock and net loss per share for the quarters ended March 31, 1998 and 1999 would have been increased to the pro forma amounts indicated below:

                                                                1998         1999
                                                              ---------    ---------
Net loss:
  As reported...............................................  $(293,496)   $(450,116)
  Pro forma.................................................   (432,096)    (475,491)
Basic and diluted net loss per share:
  As reported...............................................       (.07)        (.09)
  Pro forma.................................................       (.10)        (.09)

          The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes valuation model to determine the option's fair value with the following assumptions:

Expected dividend yield.....................................    0%
Risk-free interest rate.....................................    5%
Expected life...............................................  3 years
Volatility rate.............................................    41%

     e. LOAN TO CAMPLEX -- During the first quarter of 1999, the Company advanced $150,000 to Camplex/Concept W Corporation ("Camplex"), an entity that the Company had considered as a possible acquisition candidate. Subsequent to March 31, 1999, the Company determined that it would not acquire Camplex. The $150,000 unsecured loan to Camplex is due January 1, 2000 and bears interest at 9 percent per annum.

     f. DEFERRED OFFERING COSTS -- The consolidated balance sheet at March 31, 1999 includes $25,553 of deferred costs relating to costs incurred for a planned public offering.

     g. STOCKHOLDERS' EQUITY -- During the first quarter of 1999, the Company sold 305,805 shares of common stock for net cash proceeds of $805,586 and a $150,000 stock subscription receivable. The stock subscription receivable is due the earlier of the sale of the 74,266 shares of stock issued upon receipt of this stock subscription note or December 31, 1999 and bears interest at 8 percent per annum.

     h. SUBSEQUENT EVENTS -- On April 30, 1999, the Company borrowed $200,000 from two stockholders. The outstanding borrowings are due July 1, 2000 and bear interest at a rate of 10 percent per annum. Under each of the separate promissory note arrangements, the Company has the option to borrow up to an additional $100,000 under the same terms. The Company also issued to the noteholders warrants to purchase 23,530 shares of common stock at a price of $3.19 per share. The warrants expire on March 1, 2002.

       On April 30, 1999, warrants to purchase 252,155 shares of common stock at a price of approximately $1.98 per share were exercised. The Company received cash of approximately $250,000, a promissory note receivable of $147,263, and cancellation of a $100,000 note payable and $2,733 of accrued interest for the exercise of the warrants.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Aztec Industries, Inc.
Phoenix, Arizona

     We have audited the accompanying balance sheet of Aztec Industries, Inc. (the "Company") as of January 31, 1998, and the related statements of operations, stockholders' capital deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at January 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Phoenix Arizona
February 26, 1999

                             AZTEC INDUSTRIES, INC.

                                 BALANCE SHEET
                                JANUARY 31, 1998

ASSETS
Current assets:
  Accounts receivable.......................................  $ 157,856
  Inventory.................................................    349,613
  Prepaid expenses and other current assets.................      5,134
                                                              ---------
     Total current assets...................................    512,603
Property and equipment -- net...............................     38,352
                                                              ---------
Total assets................................................  $ 550,955
                                                              =========
LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $ 224,021
  Line of credit............................................     41,000
  Accrued expenses and other current liabilities............     74,873
  Advances from DuraSwitch..................................    117,197
  Current portion of notes payable and capital leases
     payable................................................     97,152
                                                              ---------
     Total current liabilities..............................    554,243
                                                              ---------
Long-term liabilities:
  Notes payable.............................................    199,502
  Capital leases payable....................................     18,813
                                                              ---------
     Total long-term liabilities............................    218,315
                                                              ---------
     Total liabilities......................................    772,558
                                                              ---------
Commitments and contingencies (Notes 1 and 9)
Stockholders' capital deficiency:
  Common stock, no par value, 10,000,000 shares authorized,
     9,182 shares issued and outstanding....................    121,909
  Accumulated deficit.......................................   (343,512)
                                                              ---------
     Total stockholders' capital deficiency.................   (221,603)
                                                              ---------
Total liabilities and stockholders' capital deficiency......  $ 550,955
                                                              =========

                       See notes to financial statements.

                             AZTEC INDUSTRIES, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED JANUARY 31, 1998

Net sales...................................................  $1,567,020
Cost of goods sold..........................................   1,241,526
                                                              ----------
     Gross profit...........................................     325,494
Operating expenses -- Selling, general and administrative...     448,200
                                                              ----------
Loss from operations........................................    (122,706)
Interest and other expense..................................     (52,911)
                                                              ----------
Net loss....................................................  $ (175,617)
                                                              ==========

                       See notes to financial statements.

                             AZTEC INDUSTRIES, INC.

                 STATEMENT OF STOCKHOLDERS' CAPITAL DEFICIENCY
                          YEAR ENDED JANUARY 31, 1998

                                                    COMMON STOCK,
                                                     NO PAR VALUE
                                                  ------------------    ACCUMULATED
                                                  SHARES     AMOUNT       DEFICIT        TOTAL
                                                  ------    --------    -----------    ---------
BALANCE, FEBRUARY 1, 1997.......................  9,182     $121,909     $(167,895)    $ (45,986)
Net loss........................................                          (175,617)     (175,617)
                                                  -----     --------     ---------     ---------
BALANCE, JANUARY 31, 1998.......................  9,182     $121,909     $(343,512)    $(221,603)
                                                  =====     ========     =========     =========

                       See notes to financial statements.

                             AZTEC INDUSTRIES, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED JANUARY 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(175,617)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................     15,656
     Gain on sale of fixed assets...........................     (3,000)
     Changes in assets and liabilities:
     Accounts receivable....................................     46,244
     Inventory..............................................    (85,078)
     Prepaid expenses and other current assets..............     (5,134)
     Accounts payable.......................................    (26,582)
     Accrued expenses and other current liabilities.........     21,627
                                                              ---------
       Net cash used in operating activities................   (211,884)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received from sale of equipment......................      3,000
  Purchases of property and equipment.......................    (15,387)
                                                              ---------
       Net cash used in investing activities................    (12,387)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...............................    204,958
  Principal paid on notes payable and capital leases........    (83,926)
  Net repayments of line of credit..........................     (9,000)
  Advances from DuraSwitch..................................    117,197
                                                              ---------
       Net cash provided by financing activities............    229,229
                                                              ---------
Increase in cash and cash equivalents.......................      4,958
Cash and cash equivalents, beginning of year................     (4,958)
                                                              ---------
Cash and cash equivalents, end of year......................  $      --
                                                              =========
Supplemental disclosure of cash flow
information -- Cash paid for interest.......................  $  38,844
                                                              =========

                       See notes to financial statements.

                             AZTEC INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED JANUARY 31, 1998

1.  DESCRIPTION OF BUSINESS

     Aztec Industries, Inc. (the "Company") was incorporated in Arizona on May 11, 1972. The Company designs, manufactures, markets and distributes membrane switch products and overlays.

     On January 31, 1998, DuraSwitch Industries, Inc. acquired 100 percent of the Company's outstanding stock. The financial statements do not include any adjustments to give effect to the acquisition.

2.  SUMMARY OF ACCOUNTING PRINCIPLES

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORY is carried at the lower of cost, determined using the FIFO (first-in, first-out) method, or market.

     PROPERTY AND EQUIPMENT -- Depreciation is computed using the straight-line method over the useful lives of the related assets as follows:

Equipment...................................................  3-5 years
Office furniture and fixtures...............................    5 years

     Assets under capital leases are amortized over the shorter of the related estimated useful lives or the term of the lease.

     IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
OF -- The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     INCOME TAXES -- Deferred taxes are provided on temporary differences between the tax basis of assets and liabilities for financial reporting purposes and income tax purposes.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  INVENTORY

     Inventory consists of the following at January 31, 1998:

Raw materials...............................................  $159,008
Work in process.............................................   174,906
Finished goods..............................................    63,699
Less reserve for obsolete inventory.........................   (48,000)
                                                              --------
Total inventory.............................................  $349,613
                                                              ========

                             AZTEC INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at January 31, 1998:

Equipment...................................................  $517,649
Office furniture and fixtures...............................     2,080
                                                              --------
Total.......................................................   519,729
Less accumulated depreciation...............................  (481,377)
                                                              --------
Property, plant and equipment -- net........................  $ 38,352
                                                              ========

5.  NOTES PAYABLE

     Notes payable at January 31, 1998 consist of the following:

Note payable to bank, which requires monthly payments of
  principal and interest of $4,536 with interest at 13.2%,
  due March 31, 2002, collateralized by property and
  equipment.................................................  $173,585
Note payable to Company president, interest at 7.5%, due
  January 31, 2000, unsecured...............................   113,539
                                                              --------
Total.......................................................   287,124
Less current portion........................................    87,622
                                                              --------
Long-term debt..............................................  $199,502
                                                              ========

     Future minimum maturities of notes payable as of January 31, 1998 are as follows:

1999........................................................  $ 87,622
2000........................................................    98,636
2001........................................................    44,138
2002........................................................    50,370
2003........................................................     6,358
                                                              --------
Total.......................................................  $287,124
                                                              ========

6.  LINE OF CREDIT

     The Company maintains a $50,000 line of credit with a bank that bears interest at 10.5 percent and expires on March 31, 1998. At January 31, 1998, the Company had outstanding borrowings of $41,000. Outstanding borrowings were collateralized by accounts receivable and inventory.

7.  CAPITAL LEASES PAYABLE

     The Company has acquired property and equipment with a gross value of $36,959 and a book value of $25,900 under various capital leases. The amortization of fixed assets acquired in capital leases is included

                             AZTEC INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

in depreciation expense. At January 31, 1998, the present value of future minimum capital lease payments with terms in excess of one year are as follows:

1999........................................................  $11,998
2000........................................................   12,821
2001........................................................    9,680
                                                              -------
Total.......................................................   34,499
Less interest at rates ranging from 11.69% to 16.25%........    6,156
                                                              -------
Present value of minimum capital lease obligations..........   28,343
Less current portion of capital lease obligations...........    9,530
                                                              -------
Long-term portion of capital lease obligations..............  $18,813
                                                              =======

8.  INCOME TAXES

     Net deferred tax assets consist of the following components as of January 31, 1998:

Deferred tax assets:
  Operating loss carryforwards..............................  $176,200
  Contribution carryforwards................................       400
                                                              --------
Total deferred tax assets...................................   176,600
Less valuation allowance....................................  (175,300)
                                                              --------
Total.......................................................     1,300
Deferred tax liabilities -- Depreciation and amortization...    (1,300)
                                                              --------
Total.......................................................  $     --
                                                              ========

     At January 31, 1998, the Company had a valuation allowance of $175,300 against the net deferred tax assets to reduce the total to zero. The valuation allowance reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized. Realization of the deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

     The Company's net operating loss carryforwards of approximately $441,000 for federal and state income tax purposes begin to expire in 2016.

     The income tax benefit differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the year ended January 31, 1998 due to the following:

Benefit calculated at statutory rate........................  $59,700
Increase (decrease) in income resulting from:
State income tax benefit, net...............................   10,500
  Nondeductible expenses....................................     (600)
  Valuation allowance.......................................  (69,600)
                                                              -------
Total.......................................................  $    --
                                                              =======

                             AZTEC INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9.  COMMITMENTS

     Rent expense for the year ended January 31, 1998 was $79,262. The Company had operating leases for its manufacturing facilities that require total monthly payments of $6,832 and that expire on December 31, 1998. The future minimum rental payments remaining at January 31, 1998 total $75,152.

                                  * * * * * *

Inside Back Cover: At the top of the page is the following text: "Our Web site is a key component of our current marketing efforts. All of our advertising and promotional materials direct readers to the site. In addition to attracting potential customers to our web site for information, we use our web site to generate interest in our products. We have already made significant sales as a result of initial contact with customers through our web site." Graphic at center depicts the home page of the DuraSwitch Web site accompanied by the DuraSwitch.com logo. Text, in bullet point form, at bottom of page: "Our web site has several features including: Information about the comparative advantages of our patented technology; Articles published by third parties about our products; Technical data to assist design engineers; e-mail communications links to our design engineers and sales representatives to facilitate dialogue; and on-line product ordering capability."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1999

                       [DURASWITCH INDUSTRIES, INC. LOGO]

                        2,000,000 SHARES OF COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                             [Cruttenden Roth Logo]

UNTIL             , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 78.751 et seq. of the Nevada General Corporation Law (the "General Corporation Law") allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event of a quorum of directors who were not a party to such action, suite or event a quorum of director who were not a party to such action, suit or proceeding does not exist. Provided the terms and conditions of these provisions of the General Corporation Law are met, officers, directors, employees, and agents of DuraSwitch may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act of 1933.

     The General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     The General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine that in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     The General Corporation Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by the General Corporation Law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or any liability and expenses incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities and expenses under the General Corporation Law.

     Section 78.037 of the General Corporation Law provides that a corporation in its original articles of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty. However, no such provision may eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of unlawful distributions. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. DuraSwitch's Articles of Incorporation contain such a provision.

     DuraSwitch's Bylaws provide that we will indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Nevada.

     DuraSwitch has comprehensive directors and officers liability insurance coverage, with an aggregate policy limit of $2,000,000 for the benefit of its officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

     DuraSwitch and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in the Underwriting Agreement (attached on Exhibit 1.1 hereto).

     The holders of DuraSwitch's capital stock or warrants to purchase capital stock who have contractual registration rights are required to be indemnified by us against losses, claims, damages or liabilities arising out of any untrue statement of a material fact or omission thereof in a registration statement under the Securities Act of 1933. Our obligation to indemnify such holders includes the officers, directors and partners of such holders, one of whom is currently a director of DuraSwitch. We will not be liable for any such indemnity to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or material omission in reliance upon and in conformity with written information furnished by such person to DuraSwitch, specifically for use therein.

     The indemnification provided as set forth above is not exclusive of any other rights to which a director or officer of DuraSwitch may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses (other than underwriting discounts) to be born by the Registrant in connection with the issuance and distribution of the securities offered hereby:

                                                                TOTAL
                                                              ----------
SEC filing fee..............................................  $    6,394
Underwriter's non-accountable expense allowance.............     540,000
AMEX entry fee..............................................      35,000
Printing and engraving......................................     100,000
Legal fees and expenses.....................................     130,000
Accounting fees and expenses................................     100,000
Transfer agent and registrar fees and expenses..............      15,000
Director's and officers' liability insurance................      70,000
Miscellaneous...............................................       3,606
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following paragraphs set forth certain information with respect to securities sold by DuraSwitch within the past three years in transactions that were not registered under the Securities Act pursuant to the provisions of
Section 4(2) of the Securities Act and/or Regulation D as promulgated under the Securities Act.

     In May 1997, Mr. R. Terren Dunlap, our Chief Executive Officer, and Mr. Anthony J. Van Zeeland, our Chief Operating Officer, formed an Arizona corporation known as Total Switch, Inc. In connection with the formation of Total Switch, Mr. Dunlap and Mr. Van Zeeland each received shares of common stock representing a 49.5% equity interest in Total Switch and Mr. Michael Van Zeeland (Mr. Anthony J. Van Zeeland's son) and Mr. Rhett Dunlap (Mr. R. Terren Dunlap's son) each received shares of common stock representing a 0.5% equity interest in Total Switch. These individuals contributed a nominal amount of capital for Total Switch's initial capitalization. In addition, Mr. Anthony J. Van Zeeland assigned his continuing rights in the patents for his switch technology, and Total Switch issued a note payable to creditors of Mr. Van Zeeland in the amount of $20,569 to satisfy loans made to Mr. Van Zeeland to cover the costs of filing the patents for his switch technology.

     On May 1, 1997, TotalSwitch granted Mr. Brilon 22,883 options to purchase common stock at an exercise price of $0.02 per share and 1,525 shares of common for consulting services.

     On May 1, 1997, Total Switch issued 30,510 shares of common stock to Richard L. Barrett in return for services.

     During fiscal 1997, Total Switch issued 350,866 shares of common stock to 26 investors in a private placement at a price of $1.31 per share.

     On December 31, 1997, Total Switch was acquired by an inactive publicly-held Nevada corporation, formerly known as SOS International, Inc. In connection with this transaction, SOS changed its name to DuraSwitch Industries, Inc., and the founders of Total Switch became the holders of 85% of DuraSwitch with the original stockholders of SOS holding the remaining 15%.

     On January 31, 1998, DuraSwitch issued 70,588 shares of common stock to certain of the former shareholders of Aztec Industries, Inc. in return for all of the issued and outstanding capital stock of Aztec Industries, Inc. pursuant to a Share Exchange Agreement dated January 16, 1998 by and among DuraSwitch Industries, Inc., Aztec Industries, Inc., and the stockholders of Aztec.

     In the first quarter ending March 31, 1998, DuraSwitch issued 44,894 shares of common stock to 6 investors in a private placement at a price of $8.02 per share.

     In June 1998, DuraSwitch issued 16,706 shares of common stock to four investors in a private placement at a price of $4.25 per share.

     In June 1998, DuraSwitch issued 8,235 shares of common stock to one investor in a private placement in return for services.

     On December 31, 1998, DuraSwitch issued 504,311 shares of common stock to Blackwater Capital Partners, L.P. in conversion of their shares of Series A Preferred Stock. Blackwater had purchased the shares of Series A Preferred Stock as well as warrants to purchase 252,155 shares of common stock for $1,000,000 on June 29, 1998.

     During fiscal year 1998, DuraSwitch issued 121,804 shares of common stock to 11 accredited investors in a private placement for $3.19 per share.

     In September and December 1998, DuraSwitch issued 6,102 shares of common stock to two holders of options upon exercise of those options.

     From January to April 1999, DuraSwitch issued 308,472 shares of common stock to 24 accredited investors in a private placement for $3.19 per share.

     On April 30, 1999, DuraSwitch issued 252,155 shares of common stock to Blackwater and its assignee upon exercise of their warrants.

ITEM 27.  EXHIBITS.

     See "Exhibit Index" following the Signature page which is incorporated herein by reference.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424 (b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, DuraSwitch hereby certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, on June 4, 1999.

                                          DuraSwitch Industries, Inc.

                                          By:     /s/ R. TERREN DUNLAP
                                            ------------------------------------
                                                      R. Terren Dunlap
                                            Chief Executive Officer, Chairman of
                                                          the Board
                                                        and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

                      PERSON                                       TITLE                       DATE
                      ------                                       -----                       ----
               /s/ R. TERREN DUNLAP                  Chief Executive Officer, and          June 4, 1999
---------------------------------------------------  Director (Principal Executive
                 R. Terren Dunlap                    Officer)

               /s/ ROBERT J. BRILON                  President, Chief Financial            June 4, 1999
---------------------------------------------------  Officer, Secretary and Treasurer
                 Robert J. Brilon                    (Principal Financial and
                                                     Accounting Officer)

            /s/ ANTHONY J. VAN ZEELAND               Chief Operating Officer, Executive    June 4, 1999
---------------------------------------------------  Vice President of Engineering and
              Anthony J. Van Zeeland                 Director

                /s/ J. THOMAS WEBB                   Executive Vice-President of           June 4, 1999
---------------------------------------------------  Marketing and Director
                  J. Thomas Webb

                                                     Director
---------------------------------------------------
                   John W. Hail

                /s/ STEVEN R. GREEN                  Director                              June 4, 1999
---------------------------------------------------
                  Steven R. Green

               /s/ WILLIAM F. PEELLE                 Director                              June 4, 1999
---------------------------------------------------
                 William F. Peelle

            /s/ MICHAEL A. VAN ZEELAND               Director                              June 4, 1999
---------------------------------------------------
              Michael A. Van Zeeland

                          DURASWITCH INDUSTRIES, INC.

              EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM SB-2

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
   1.1             Proposed Form of Underwriting Agreement
   2.1             Stock Exchange Agreement and addendum effective as of
                   December 31, 1997 by and among SOS International, Inc.,
                   Total Switch, Inc., and R. Terren Dunlap and Anthony J. Van
                   Zeeland
   2.2             Share Exchange Agreement dated January 16, 1998 by and among
                   DuraSwitch Industries, Inc., Anthony Gene Shumway, Dian D.
                   Shumway, Dana S. Jones, and Ivan R. Jones and The Anthony
                   Gene Shumway Family Revocable Living Trust and Aztec
                   Industries, Inc.
   3.1             Amended and Restated Articles of Incorporation of DuraSwitch
                   Industries, Inc., as filed September 18, 1998
   3.2             Amended and Restated Bylaws of DuraSwitch Industries, Inc.,
                   as adopted June 2, 1999
   4.1             Articles 3, 4, 5 and 7 of the Amended and Restated Articles
                   of Incorporation of DuraSwitch Industries, Inc. (included in
                   Exhibit 3.1)
   4.2             Articles II, VI and VII of the Amended and Restated Bylaws
                   of DuraSwitch Industries, Inc., (included in Exhibit 3.2)
   4.3*            Specimen Common Stock Certificate
   5.1             Opinion of Quarles & Brady LLP
  10.1             Employment and Separation Agreement dated May 1, 1997 by and between Registrant and R. Terren Dunlap
  10.2             Employment and Separation Agreement dated May 1, 1997 by and between Registrant and Anthony J. Van Zeeland
  10.3             Employment and Separation Agreement dated November 20, 1998 by and between DuraSwitch Industries, Inc. and J. Thomas
                   Webb
  10.4             Employment and Separation Agreement dated November 20, 1998 by and between DuraSwitch Industries, Inc. and Robert J.
                   Brilon
  10.5             Registrant's 1997 Stock Option Plan
  10.6             Form of Grant Letter pursuant to 1997 Stock Option Plan
  10.7             Registrant's 1999 Stock Option Plan
  10.8             Form of Representative's Warrants
  10.9             Series A Convertible Stock and Warrant Purchase Agreement
                   dated June 30, 1998 by and among DuraSwitch Industries, Inc.
                   and Blackwater Capital Partners, L.P. and Blackwater Capital
                   Group, L.L.C.
  10.10            Registration Rights Agreement dated June 30, 1998, by and
                   between DuraSwitch Industries, Inc. and Blackwater Capital
                   Group, L.L.C.
  10.11            Registration Rights Agreement dated June 30, 1998, by and
                   between DuraSwitch Industries, Inc. and Blackwater Capital
                   Partners, L.P.
  10.12            Letter agreement dated May 14, 1998, as amended July 14,
                   1998, by and between DuraSwitch Industries, Inc. and Duff &
                   Phelps Securities, LLC
  10.13            Promissory Note of DuraSwitch Industries, Inc. dated January
                   30, 1998, as amended December 31, 1998, in the aggregate
                   amount of $164,000 payable to Anthony G. Shumway
  10.14            Warrant to Purchase 182,199 shares of Common Stock of
                   DuraSwitch Industries, Inc. issued June 30, 1998 and held by
                   Duff & Phelps Securities, LLC

                                      EX-1

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
  10.15            Standard Sublease dated October 15, 1998, as amended
                   February 22, 1999, by and between 234 South Extension,
                   L.L.C. and DuraSwitch Industries, Inc.
  10.16            Management Services Agreement dated May 1, 1997 by and
                   between Total Switch, Inc. and VanDun, LLC.
  10.17            Agreement for Assignment of Present and Future Inventions in
                   Certain Subject Matter dated May 1, 1997 by and between
                   Total Switch, Inc. and Anthony J. Van Zeeland
  10.18            Ericsson, Inc. purchase order dated April 7, 1999 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)
  16.1             Letter on change in certifying accountant
  21.1             Subsidiaries of the Registrant
  23.1             Consent of McGladrey & Pullen, L.L.P.
  23.2             Consent of Deloitte & Touche LLP
  23.3             Consent of Quarles & Brady LLP (included in Exhibit 5.1)
  24.1             Form of Power of Attorney of Selling Stockholder
  27.1             Financial Data Schedule
  99.1             Form of Lock-up Agreement

---------------

* To be filed by amendment

                                      EX-2